Exhibit 2.5

EXECUTION VERSION

PURCHASE AGREEMENT

by and among

FORTERRA PIPE & PRECAST, LLC,

SHERMAN-DIXIE CONCRETE INDUSTRIES, INC.,

THE SHAREHOLDERS LISTED ON EXHIBIT A,

and

PKD PARTNERSHIP

Dated as of January 29, 2016

EXECUTION VERSION

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, dated as of January 29, 2016 (this “Agreement”), is entered into by and among FORTERRA PIPE & PRECAST, LLC, a limited liability company (“Buyer”), SHERMAN-DIXIE CONCRETE INDUSTRIES, INC., a Tennessee corporation (“Company”), the shareholders of Company identified on Exhibit A (the “Shareholders”), and PKD PARTNERSHIP, a Tennessee general partnership (“Real Estate Seller”; and together with the Shareholders and Company, the “Sherman-Dixie Parties”).

R E C I T A L S

WHEREAS, Company is engaged in the manufacture, distribution, and sale of concrete pipe, box culverts, precast concrete utility products, storm and sanitary civil engineered systems and specialty engineered retainage systems (such products, collectively, the “Products”; such activities, collectively, the “Business”);

WHEREAS, the Shareholders are the record and beneficial owners of all of the issued and outstanding shares of capital stock of Company (the “Shares”), and Buyer desires to purchase the Shares from the Shareholders, and the Shareholders desire to sell to Buyer, all of the Shares, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Buyer desires to purchase at Closing certain real property assets from Real Estate Seller, and Real Estate Seller desires to sell to Company certain real property assets, all upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. The following terms, as used herein, have the following meanings:

“Accounts Receivable” means money owed by customers of the Company in exchange for goods and services that have been delivered or used but not yet paid for, excluding any reserves taken into account when calculating Net Working Capital.

“Affiliate” (including the term “affiliated”), whether or not capitalized, means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other legal requirement, of any Governmental Authority (including any Environmental Law) applicable to any relevant Person or its business, assets, liabilities, operations, officers, directors, employees, consultants or agents.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Nashville, Tennessee or Dallas, Texas are authorized or required by Applicable Law to close.

“Cash” of any Person as of any date means all cash and cash equivalents (including marketable securities, short term investments and bank notes) of such Person, in each case as determined in accordance with GAAP, including cash and checks received by such Person prior to such date but less any checks written by such Person prior to such date but not yet cleared.

“Closing Cash” means the aggregate Cash of Company as of the Effective Time, excluding all Restricted Cash.

“Closing Debt” means all Debt of (i) Company or (ii) encumbering any of the Owned Real Property or any of Company’s assets or any of the Shares as of immediately prior to the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consulting Agreements” means those certain consulting agreements executed and delivered simultaneously with this Agreement between the Company and Mr. William T. “Pete” DeLay and the Company and Mr. Michael Scalf.

“Contracts” means all contracts, agreements, options, understandings, leases for real or personal property, licenses, sales and accepted purchase orders, commitments, warranties and other instruments of any kind, including any Material Contracts, whether written or oral, to which any Person is a party or by which any of its assets are bound, including any option to renew or extend the term of any thereof.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”), whether or not capitalized, means, with respect to any specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“Damages” means all assessments, losses, damages, reasonable costs, reasonable defense costs, reasonable expenses, liabilities, judgments, awards, fines, interest, sanctions, penalties, and charges (including any amounts paid in settlement), whether or not arising from a third party claim, including reasonable costs, fees and expenses of attorneys, accountants and other representatives of a Person incurring or suffering such Damages or seeking to investigate, mitigate or avoid same.

“Debt” means any indebtedness of a Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof), banker’s acceptances, interest swap agreements, capitalized or synthetic lease obligations, conditional sale or title retention arrangements, or the unpaid balance of the purchase price of any assets, or overdrafts, as well as the amount of all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), all interest, fees and other expenses, including prepayment penalties and breakage costs, owed with respect to any obligations hereunder and, to the extent not otherwise included, the amount of any indebtedness of any other Person guaranteed by such Person. “Debt” does not include trade payables incurred in the ordinary course of business.

“Equipment” means all vehicles, machinery, office and computer equipment, furniture, fixtures, trade fixtures, rolling stock, molds, pallets and other equipment, together with all parts, tools, accessories and related supplies.

“EPA” means the United States Environmental Protection Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, other than Company, that has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA or Section 414 of the Code, as employees of a single employer that includes Company.

“FHWA Settlement Agreement” means that certain Administrative Settlement and Compliance Agreement, dated as of July 18, 2013, by and between the Federal Highway Administration, an Operating Administration of the United States Department of Transportation, and the Company.

“GAAP” means generally accepted accounting principles in the United States, applied on basis consistent with the application in the audited balance sheet of the Company as of December 28, 2014.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, arbitral tribunal, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of, or any entity owned (in whole or in part) by, any of the foregoing.

“Improvements” means all buildings, structures, fixtures and other fixed assets or improvements of any and every nature located on, or annexed, attached or affixed to, actually or constructively, any real property.

“Intellectual Property” means all Patents, technology, products, inventions, registered and unregistered trademarks, trademark applications, trade names, service marks, copyrights, computer programs and other Software (excluding Open Source Software), domain names, URLs, websites, trade secrets, confidential and proprietary business information, unpatented inventions, processes, know how, engineering, drawings, plans and product specifications, and all other intellectual property and ideas, whether or not registered, used in commerce, fixed in a tangible medium of expression, reduced to practice or generally known, including all trade dress, promotional displays and materials, price lists, bid and quote information, literature, catalogs, brochures, advertising material and the like, all telephone numbers, telephone and advertising listings, customer, supplier and distributor lists and all other information and data relating to, or used or held for use in, the Business, including information relating to customers or suppliers, product development, packaging development, and any licenses, license agreements and applications related to any of the foregoing.

“Inventory” means all inventories of raw materials, work-in-process, finished goods, supplies, consumables and the like.

“Inventory Reserve Amount” means, as of the Effective Time, a reserve amount of Four Hundred Thousand Dollars ($400,000) as reflected in the Working Capital Principles.

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined or determinable, whether or not required to be accrued, reserved against or otherwise reflected on financial statements prepared in accordance with GAAP or disclosed or required to be disclosed on any Schedule to this Agreement.

“Lien” means any mortgage, deed of trust, title defect or restriction, lien or objection, pledge, security interest, hypothecation, restriction, covenant, transfer restriction, right of first refusal, adverse claim, conditional sales contract, easement, right-of-way, license, encumbrance, claim or charge of any kind or nature whatsoever.

“Material Adverse Effect” means any event, circumstance, occurrence, development, change or effect having a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company, taken as a whole; provided that events, circumstances, occurrence, developments, changes or effects to the extent resulting from any of the following shall not be considered in determining whether a Material Adverse Effect has occurred: (a) changes in general economic or political conditions or the financing, banking, credit, currency or capital markets in general (including changes in interest or exchange rates); (b) changes after the date hereof in Applicable Laws or interpretations thereof or changes after the date hereof in accounting requirements or principles (including GAAP); (c) changes in operating, business, regulatory or other conditions affecting industries, markets or geographical areas in which the Company conducts its respective business; (d) the announcement of this Agreement or the transactions contemplated hereby, the fact that the transactions contemplated by this Agreement are pending, or any communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the business of the Company, including, to the extent resulting therefrom, (i) losses or threatened losses of, or any adverse change in the relationship (whether contractual or otherwise) with employees, independent contractors, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with the Company, and (ii) the initiation of litigation or other administrative proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby; (e) the consummation of the transactions contemplated by this Agreement or any actions by Buyer, the Company or the Sherman-Dixie Parties required to be taken pursuant to this Agreement; (f) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation, worsening or diminution thereof, whether or not occurring or commenced before or after the date hereof; (g) any failure, in and of itself, by the Company to meet any internal projections or forecasts or the occurrence, development, change or effect giving rise or contributing to such failure or change; (h) any change in the cost or availability of other terms of any financing necessary for Buyer to consummate the transactions contemplated hereby; (i) the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement or (j) seasonal changes in the results of operations of the Company; provided, that if any event, circumstance, occurrence, development, change or effect described in any of the foregoing clauses (a), (b), (c) or (f) has a disproportionate adverse effect on the Company, taken as a whole, relative to other similarly situated participants in the industries in which the Company operate, then such adverse effect shall be considered in determining whether a “Material Adverse Effect” has occurred, but in each such case only to the extent that such effect is disproportionately adverse to the Company, taken as a whole, relative to such other similarly situated participants.

“Net Working Capital” means the amount equal to (i) the current assets of the Company, excluding Cash, minus (ii) the current liabilities of the Company, in each case as of the Effective Time, as determined in accordance with the Working Capital Principles and calculated in a manner consistent with the example calculation set forth therein. Notwithstanding anything to the contrary herein, none of the following will be taken into account for purposes of calculating Net Working Capital: (1) prepaid income taxes or deferred income tax assets or liabilities or (2) amounts pro-rated pursuant to Section 7.02(c). For the avoidance of doubt, Net Working Capital can be a positive or negative number.

“Open Source Software” means any Software distributed or made available under any of the following licenses: Apache, BSD, GNU General Public License (GPL), GNU Library, Lesser Public License, MIT License, Mozilla Public License, Common Development and Distribution License, Eclipse Public License, Jboss, MySQL, Tomcat, ActiveMQ, CentOS, or similar licenses.

“Organizational Documents” means (i) any certificate or articles of incorporation, bylaws, shareholders agreement, certificate or articles of formation, operating agreement, limited liability company agreement or partnership agreement, (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any Applicable Law and (iii) any amendment or modification to any of the foregoing.

“Patents” means all United States and non-United States letters patent, reissue or reexamination certificates, utility models, industrial design registrations and the like, and applications therefor, including all divisionals, continuations, continuations-in-part and extensions of any such letters patent, and all patent applications that, at any time, claim priority from any of the foregoing letters patent or patent applications.

“Permitted Exceptions” means: (A) current city, state, municipal and county ad valorem taxes not yet due and payable; (B) easements for the installation or maintenance of public utilities serving only the Real Property; and (C) building and use restrictions of record as shown in the Title Policies.

“Permitted Liens” means as of any relevant time: (i) Liens for Taxes or governmental assessments, charges or claims, the payment of which is not yet due, but which have been fully reserved; (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons imposed by Applicable Law incurred in the ordinary course of business and securing sums not yet delinquent, but which have been fully reserved; and (iii) with respect to real estate only, Permitted Exceptions, provided, however, that none thereof interferes with or adversely affects, individually or in the aggregate, the value, marketability or current use thereof, and further provided, with respect to each of clauses (i) and (ii), that to the extent that any such Lien arises at or prior to the Effective Time and relates to, or secures the payment of, a Liability, such Lien shall not be a Permitted Lien unless all Liabilities related thereto or secured thereby are fully accrued as accounts payable or accrued expenses in Net Working Capital and are taken into account in the calculation of the Final Adjustment Amount (whether or not such Liabilities would be considered accounts payable, accrued expenses or current liabilities in accordance with GAAP).

“Person” means an individual, corporation, partnership, limited liability company, association, trust, bank, estate or other entity or organization, including a Governmental Authority.

“Pro Rata Portion” means, as to each Shareholder, the percentage set forth on Exhibit A with respect to each Shareholder’s ownership interest in Company.

“Qualifications” means, with respect to the representations, warranties, covenants and agreements of any party, all qualifications or exceptions contained therein based on materiality (including any qualifications related to the presence or absence of a Material Adverse Effect) and all usages of “material,” “in all material respects,” “in any material respect,” “would not be material,” “would not reasonably be expected to be material” or similar qualifiers.

“Related Party” means, with respect to any specified Person, (i) any Affiliate of such Person, (ii) any member, shareholder, partner, trust, trustee, interest holder, legal guardian, manager, director, officer or executive employee of such specified Person or any of its Affiliates, or any other Person of which such specified Person is a member, shareholder, partner, trustee, interest holder, legal guardian, manager, director, officer or executive employee, (iii) any immediate family member or Affiliate of such Person or of any of the foregoing, or (iv) any other Person who holds, individually or together with such other Person’s Affiliates and any members of such other Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Restricted Cash” means any Cash held by Company (i) for, or on behalf of, a customer or client of any such Person, or (ii) which is subject to a restriction on its use or access immediately prior to the Effective Time (including any Cash held in escrow (not including the Escrow Deposit), cash securing letters of credit or otherwise as collateral, and cash held as a security deposit, vendor deposit or other deposit).

“Share Encumbrances” means any Liens, options, rights of other parties, voting trusts, proxies, or shareholder agreements (or other similar agreements) affecting or encumbering any of the Shares.

“Software” means any software, computer instructions, assembly language, object code, source code, routines, configuration files, compilers, development environments, and application programming interfaces, or to which access to the functionality thereof (for example with “Software as a Service” or similar arrangements) whether proprietary, “open source,” “copy-left” or any other designations, used in the conduct of the Business or operations of Company.

“Target Working Capital” means $15,062,394.28.

“Tax” or “Taxes” means all federal, state, local or foreign taxes, assessments or impositions imposed of any kind whatsoever including: (i) net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, escheat or unclaimed property obligations, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, estimated taxes, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax; and (ii) any Liability with respect to any items described in clause (i) as a result of being or formerly having been a member of any affiliated, consolidated, combined, unitary, or similar group, as a result of any assumption, transferee or successor Liability, whether arising as a result of any agreement, Contract, operation of law, Treasury Regulations Section 1.1502-6(a) or any analogous or similar provision of law (or any predecessor or successor thereof) or otherwise.

“Tax Return” means all Company returns, reports, forms or other information filed or required to be filed with respect to any Tax (including estimated Tax payments, elections and changes in accounting method), and any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Transaction Agreements” means, collectively, this Agreement and the other agreements, documents, instruments, and certificates executed or to be executed by any of the parties hereto in connection with the transactions contemplated this Agreement, including those specified in Article II to be delivered at or before the Closing.

“Transaction Expenses” means all costs, fees and expenses, paid or payable by the Company to or for the benefit of any Shareholders, Real Estate Seller or any employees or directors of Company, or to third parties (including all fees and disbursements owed to Company’s counsel, investment banks, financial advisers, lawyers, and accountants), in connection with the transactions contemplated hereby (whether or not contingent on any other event or occurrence), including any bonuses, change in control payments, retention payments, severance payments, accelerated benefits and other amounts (however denominated), paid or payable by Company at or after the Closing to employees that are incurred or payable, in whole or in part, as a result of the transactions contemplated by this Agreement or the occurrence of Closing (whether or not such bonuses or amounts are contingent on any other event or occurrence), including any Taxes and employee benefit payments or contributions payable by Company in respect thereof and any other costs, expenses, and Liabilities incurred in connection therewith.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury, as such regulations may be amended from time to time.

“Working Capital Principles” means that the current assets and current liabilities will be calculated in accordance with the principles, practices and methodologies described in Exhibit B hereto, as applied in a manner consistent with the example set forth in such Exhibit, and otherwise as determined in accordance with GAAP.

1.02 Index of Other Defined Terms. In addition to the terms defined in Section 1.01 above, the following terms shall have the respective meanings given thereto in the Sections indicated below:

Affiliate Transactions	4.04
Agent	10.13
Agreement	Preamble
Business	Recitals
Buyer	Preamble
Cap	9.04(b)
Chosen Firm	3.02(b)
Claim Notice	9.02(a)
Closing	2.04(a)
Closing Date	2.04(a)
Closing Payment	2.03(a)(i)
Closing Shareholder Payment	2.04(e)(iv)
Company	Preamble
Company Leased Property	4.14(b)
Company Leases	4.14(b)
Compensation Agreement	4.17(a)
Competitive Products	6.02(a)(i)
Confidential Information	6.01(b)
Covered Employees	4.17(a)
Debt Holder	2.04(b)
Deductible	9.04(a)
Disputes	10.11(a)
Effective Time	2.04(k)
Employees	4.16(a)
Employee Benefit Plan	4.17(a)
Employee Benefit Plans	4.17(a)
Environmental Condition	4.15(j)(i)
Environmental Laws	4.15(j)(ii)
Environmental Liabilities	4.15(j)(iii)
Equity Purchase Consideration	2.03(a)
ERISA Plans	4.17(a)
Escrow Agent	2.04(e)(ii)
Escrow Agreement	2.04(e)(ii)
Escrow Deposit	2.04(e)(ii)

Estimated Closing Cash	3.01
Estimated Working Capital	3.01
Excluded Assets	2.02(b)
FHWA	6.05
Final Adjustment Amount	3.03(b)
Financial Reports	4.06(a)
Fundamental Representations	9.03(b)
Hazardous Substance	4.15(j)(iv)
Indemnitees	9.01(a)
Indemnitor	9.01(a)
Initial Adjustment Amount	3.01
Insurance Policies	4.20
IRS	4.11(d)
JAMS	10.11(a)
Knowledge of Buyer	1.03
Knowledge of the Company	1.03
Knowledge of Real Estate Shareholder	1.03
Knowledge of Shareholders	1.03
Leased Property	4.14(b)
Leases	4.14(b)
Like-Kind Exchange	10.13
Louisville Location	6.06
Material Contract	4.10(d)
Orders	4.12
Owned Real Property	2.02(a)
Party-Appointed Arbitrators	10.11(a)
Pay-off Letter	2.04(b)
PBGC	4.17(e)
Permits	4.12
Pre-Closing Periods	7.01(a)
Proceeding	4.08
Products	Recitals
Proposed Amounts	3.02(a)
QI	10.14
Real Estate Purchase Consideration	2.03(b)
Real Estate Seller	Preamble
Real Property	4.14(b)
Rebate Obligations	4.23(c)
Release	4.15(j)(v)
Releasing Parties	9.05
Retained Liabilities	2.02(c)
Securities Act	5.04
Shareholders	Preamble
Shares	Recitals
Sherman-Dixie Parties	Preamble
Solvent	4.24
Special Endorsements	6.04(b)

Standard Endorsement	6.04(b)
Straddle Periods	7.01(b)
Survey	6.04(c)
Tax Claim	7.01(f)
Tax Statement	7.01(b)
Third Party Leased Property	4.14(b)
Third Party Leases	4.14(b)
Threat of Release	4.15(j)(vi)
Title Company	6.04(a)
Title Policies	6.04(a)
Transaction Expense Schedule	2.04(c)
Working Capital Escrow Amount	2.04(e)(ii)

1.03 Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Company”, “Knowledge of Real Estate Seller” or “Knowledge of Shareholders” or words of similar import, it shall mean the actual knowledge of Mr. William DeLay and Mr. Michael Scalf, after reasonable inquiry or investigation. It shall have such meaning regardless of which of the Sherman-Dixie Parties is making the representation, warranty, covenant or agreement and regardless of which of such references or variations thereof is used. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Buyer” or words of similar import, it shall mean the actual knowledge of Lori Browne, after reasonable inquiry or investigation.

ARTICLE II

PURCHASE AND SALE

2.01 Sale of Shares. At the Closing, subject to the terms and conditions of this Agreement, each Shareholder will sell, transfer and deliver to Buyer, and Buyer will purchase from each Shareholder, the Shares set forth opposite such Shareholder’s name on Exhibit A hereto, free and clear of all Share Encumbrances, in exchange for the consideration described in Section 2.03(a) below.

2.02 Sale of Real Property.

(a) At the Closing, subject to the terms and conditions of this Agreement, Real Estate Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Company, and Company shall purchase, free and clear of all Liens, other than Permitted Liens, all right, title and interest in, to and under the real property and as further described on, Schedule 2.02(a) (the “Owned Real Property”).

(b) Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not acquire any assets or properties of Real Estate Seller other than the Owned Real Property (collectively, the “Excluded Assets”).

(c) Real Estate Seller will retain, and discharge when due, and Buyer will not assume or be responsible or liable with respect to, any Liabilities of Real Estate Seller (“Retained Liabilities”).

2.03 Consideration.

(a) The total consideration to be paid by Buyer in consideration of the sale, transfer and delivery of the Shares, free and clear of all Share Encumbrances, is equal to the Closing Payment plus or minus, as the case may be, the Final Adjustment Amount (the “Equity Purchase Consideration”). The Equity Purchase Consideration shall be paid and distributed as follow:

(i) At Closing, Buyer shall distribute an amount (the “Closing Payment”) equal to (A) Sixty-One Million and No/100 Dollars ($61,000,000.00) plus (B) the amount of Estimated Closing Cash, plus (C) the Initial Adjustment Amount to the payees and in the amounts identified in Section 2.04(e); and

(ii) Following the Closing, the Final Adjustment Amount shall be paid in accordance with Section 3.03.

(iii) Amounts shall be disbursed from the Escrow Account in accordance with the Escrow Agreement.

(b) The total consideration to be paid by Buyer in consideration of the sale, transfer, conveyance and delivery of the Owned Real Property, free and clear of all Liens, other than Permitted Liens, is equal to Eight Million and No/100 Dollars ($8,000,000.00) (the “Real Estate Purchase Consideration”) to be allocated as set forth on Schedule 2.03(b).

2.04 Closing.

(a) The closing (the “Closing”) with respect to the transactions contemplated hereby shall take place at the office of Butler Snow LLP, 150 Third Avenue South, Suite 1600, Nashville, Tennessee 37201 immediately following the execution and delivery hereof (the “Closing Date”) or remotely by electronic transfer of documents and funds should the parties agree to do so.

(b) Company and Real Estate Seller, as applicable, have previously caused to be delivered to Buyer a letter (a “Pay-off Letter”) from each holder of any Debt (i) of Company or (ii) encumbering any of the Owned Real Property or any of Company’s assets or any of the Shares (each a “Debt Holder”), addressed to Company, setting forth (A) the aggregate payments necessary to be made at the Closing in order to satisfy in full all amounts outstanding, including all principal, interest, fees, prepayment penalties or other amounts due or owing with respect thereto, (B) wiring or other payment instructions for each such Debt Holder and (C) a release of all Liens it holds against the Shares, against any assets or property of the Company or against the Owned Real Property upon payment of the amount described in clause (A) and an authorization of the filing of UCC-3 termination statements, as applicable.

(c) The Agent has heretofore prepared or caused to be prepared and delivered to Buyer a good faith written estimate and calculation of the Estimated Closing Cash, Estimated Working Capital and the Initial Adjustment Amount, each as certified by the Chief Financial Officer of the Company, together with reasonable supporting documentation. The Agent has also heretofore prepared and delivered to Buyer schedules, certified by Company’s Chief Financial Officer, setting forth the amounts and payees of all Transaction Expenses payable at and after the Closing (the “Transaction Expense Schedule”). The Transaction Expense Schedule shall designate the accounts of the applicable Persons to which any unpaid Transaction Expenses shall be remitted in full payment thereof, and wiring instructions for each such account.

(d) At the Closing, the Shareholders will sell, transfer and convey to Buyer all of the Shares, free and clear of any Share Encumbrances, and Real Estate Seller will sell, transfer, assign, convey and deliver (or, in accordance with Section 10.14 cause to be sold, transferred, assigned, conveyed and delivered) all right, title, interest in, to and under the Owned Real Property to Company.

(e) At the Closing, Buyer shall pay the Closing Payment as follows:

(i) to each Debt Holder, the amount set forth in or determined in accordance with such Debt Holder’s Pay-off Letter;

(ii) to Pinnacle Bank (the “Escrow Agent”), the sum of (A) One Hundred Thousand Dollars and No/100 ($100,000.00) (the “Working Capital Escrow Amount”) plus (B) Five Million One Hundred Seventy-Five Thousand and No/100 Dollars ($5,175,000.00) (collectively, the “Escrow Deposit”) to be held in escrow and disbursed, together with any interest or earnings thereon, pursuant to the escrow agreement (the “Escrow Agreement”) entered into simultaneously herewith in the previously agreed form;

(iii) to each Person identified on the Transaction Expense Schedule, the amount of Transaction Expenses due and payable to such Person as of the Closing Date as identified in the Transaction Expense Schedule and the aggregate amount of any Transaction Expenses due and payable after the Closing Date shall be retained by Buyer and paid by the Company to the appropriate Person identified on the Transaction Expense Schedule at the time such payment is due; and

(iv) to the Agent, an amount equal to the Closing Payment minus the amounts paid in Sections 2.04(e)(i) – (iii) above and minus the amount of any Transaction Expenses retained by Buyer in accordance with Section 2.04(e)(iii) (the “Closing Shareholder Payment”), to be paid to Agent for the account and on behalf of the Shareholders.

(f) Buyer and the Sherman-Dixie Parties acknowledge and agree that, in accordance with Section 10.14 and pursuant to that certain Real Estate Purchase Agreement, dated as of the date hereof, by and between Real Estate Seller and Company, Real Estate Seller has assigned its rights to receive the Real Estate Purchase Consideration to a QI which has been designated in writing by Real Estate Seller to Buyer. At the Closing, Buyer shall pay to such QI designated in writing by Real Estate Seller the Real Estate Purchase Consideration.

(g) The payments to be made by Buyer pursuant to Sections 2.04(e)(iv) and 2.04(f) will be paid by wire transfer to the bank account(s) previously designated for such payment by the Agent to Buyer in writing. All amounts paid by Buyer pursuant to Section 2.04(e)(iv) shall be paid by Agent to the Shareholders in accordance with their Pro Rata Portions. Under no circumstances shall Buyer be liable to any Shareholder, Real Estate Seller or any other Person for any action, omission or delay of the Agent or any Debt Holder in dealing with any payment made by Buyer in accordance herewith.

(h) At the Closing, the Sherman-Dixie Parties shall deliver or cause to be delivered to Buyer:

(i) original certificates evidencing all of the Shares, accompanied by duly executed, notarized stock powers, with all transfer stamps attached, if required, and such other instruments as may be requested by Buyer to vest full legal, record and beneficial ownership of the Shares in Buyer, free and clear of any Share Encumbrances;

(ii) certificates of non-foreign status, signed by each Shareholder, certifying that each of the Shareholders is not a “foreign person,” within the meaning of Section 1445 of the Code, dated as of the Closing Date, in each case in form and substance reasonably satisfactory to Buyer and its counsel;

(iii) a certificate from the Secretary or comparable official of Company, dated as of the Closing Date, attesting to the resolutions of such entity authorizing the execution, delivery and performance of the Transaction Agreements to be executed, performed and delivered by Company, and to the incumbency of the Person(s) executing any Transaction Agreement on behalf of such entity;

(iv) copies of the Organizational Documents of Company, each as in effect on the Closing Date and certified by the Secretary or comparable official of Company, and the original minute books and share ledger of Company;

(v) a good standing certificate as to Company from the Secretary of State in Tennessee and each state where it is qualified to do business as a foreign entity, in each case dated not earlier than the tenth (10th) Business Day prior to the Closing;

(vi) Pay-off Letter reasonably satisfactory to Buyer and its counsel that all mortgages, security interests, collateral assignments and other Liens (other than Permitted Liens) on the Shares and any of the assets of Company have been (or will be, upon payment of the amount specified in the Pay-off Letter) released, discharged and terminated in full, and the relevant assets or other assigned collateral have been (or will be, upon payment of the amount specified in the Pay-off Letter) returned to the relevant party;

(vii) each of the Consulting Agreements, duly executed by Messrs., DeLay and Scalf, respectively;

(viii) evidence reasonably satisfactory to Buyer that the Company has changed, effective as of the Closing Date, the names of the respective officers, employees or agents of the Company authorized to transact business with respect to the accounts, lock boxes and safe deposit boxes or other relationships with the banks or other financial institutions set forth in Schedule 4.25 in accordance with the instructions provided by Buyer prior to the Closing Date;

(ix) written resignations by all Persons who are officers and directors of Company;

(x) written termination of any existing Shareholders’ Agreement, if any;

(xi) the Escrow Agreement, duly executed by the Agent;

(xii) new leases for the Company Leased Property identified on Exhibit C hereto, in form and substance satisfactory to Agent and Buyer, duly executed by the Related Party of Agent identified therein and Company (the “New Leases”), which shall replace and supersede the Company Leases;

(xiii) evidence reasonably satisfactory to Buyer that all Affiliate Transactions other than the New Leases have been terminated without any costs or other Liabilities assessed to Company or Buyer thereunder;

(xiv) each of the third party consents set forth on Schedule 2.04(h)(xiv), in form and substance reasonably satisfactory to Buyer;

(xv) all other documents, certificates, agreements or instruments required to be delivered to Buyer at the Closing by Company or the Shareholders pursuant to any other provision hereof, duly executed by the relevant Person(s); and

(xvi) such other documents, instruments, third party consents, opinions and certificates in connection with the transactions contemplated by this Agreement as Buyer may reasonably request, in form and substance reasonably satisfactory to Buyer and its counsel.

(i) At the Closing, Real Estate Seller shall deliver or cause to be delivered to Buyer:

(i) indefeasible, fee simple title to the Owned Real Property by special warranty deed in the form attached hereto as Exhibit D, executed in accordance with the requirements of the Laws of the state in which such Owned Real Property is located, subject only to Permitted Exceptions;

(ii) such customary assignments, affidavits, certificates, consents, approvals or other documents and instruments as are required by the Title Company (including owner’s affidavits, FIRPTA affidavits and 1099-S forms), to provide for the issuance of the Title Policies; and

(iii) a certificate, signed by a general partner of the Real Estate Seller, certifying that the Real Estate Seller is not a “foreign person” within the meaning of Section 1445 of the Code, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel;

(iv) a certificate from the Secretary or comparable official of Real Estate Seller, dated as of the Closing Date, attesting to attached resolutions of such entity authorizing the execution, delivery and performance of the Transaction Agreements to be executed, performed and delivered by Real Estate Seller, and to the incumbency of the Person(s) executing any Transaction Agreement on behalf of such entity;

(v) copies of the Organizational Documents of Real Estate Seller, as in effect on the Closing Date and certified by the Secretary or comparable official of Real Estate Seller;

(vi) a good standing certificate as to Real Estate Seller from the Secretary of State in its jurisdiction of organization and each state where it is qualified to do business as a foreign entity, in each case dated not earlier than the tenth (10th) Business Day prior to the Closing;

(vii) Pay-off Letter reasonably satisfactory to Buyer and its counsel that all mortgages, security interests, collateral assignments and other Liens (other than Permitted Liens) on any of the Owned Real Property have been released, discharged and terminated in full, and the relevant assets or other assigned collateral have been returned to the relevant party; and (viii) all such other documents, instruments, third party consents, opinions and certificates in connection with the transactions contemplated by this Agreement as Buyer may reasonably request, in form and substance reasonably satisfactory to Buyer and its counsel.

(j) At the Closing, Buyer shall deliver or cause to be delivered to the Sherman-Dixie Parties:

(i) a certificate from the Secretary or comparable official of Buyer, dated as of the Closing Date, attesting to attached resolutions of such entity authorizing the execution, delivery and performance of the Transaction Agreements to be executed, performed and delivered by Buyer, and to the incumbency of the Person(s) executing any Transaction Agreement on behalf of such entity;

(ii) the Escrow Agreement, duly executed by Buyer;

(iii) the Consulting Agreements, duly executed by Buyer;

(iv) all other documents, certificates, agreements or instruments required to be delivered to any Sherman-Dixie Party at the Closing by any Sherman-Dixie Party pursuant to any other provision hereof, duly executed by the relevant Person(s); and

(v) such other documents, instruments, opinions and certificates in connection with the transactions contemplated by this Agreement as any of the Sherman-Dixie Parties may reasonably request, in form and substance reasonably satisfactory to the Sherman-Dixie Parties and their counsel.

(k) Unless otherwise agreed by the parties, the purchase and sale of the Shares and the Owned Real Property shall be deemed effective as of the close of business on the Closing Date (the “Effective Time”).

ARTICLE III

CALCULATION AND ADJUSTMENT OF PURCHASE PRICE

3.01 Closing Equity Purchase Consideration Adjustment. At least three Business Days prior to the Closing Date, Agent shall have prepared or caused to be prepared and delivered to Buyer a good faith written estimate and calculation of (i) the balance sheet of the Company as of the Effective Time, prepared in accordance with GAAP and in a manner consistent with the most recent balance sheet included in Schedule 4.06(a), (ii) Closing Cash prepared in accordance with the Working Capital Principles (“Estimated Closing Cash”), (iii) the Net Working Capital prepared in accordance with the Working Capital Principles (“Estimated Working Capital”) and (iv) an amount (the “Initial Adjustment Amount”), which may be positive or negative, equal to Estimated Working Capital minus Target Working Capital. Each of the amounts in (i), (ii), (iii) and (iv) shall be certified by the Chief Financial Officer of the Company. The Agent shall also provide reasonable supporting documentation as to each of the amounts in (ii), (iii) and (iv).

3.02 Post-Closing Equity Purchase Consideration Adjustment.

(a) Within ninety (90) days after the Closing Date, Buyer will cause to be prepared and delivered to the Agent a written calculation of its proposed amount of Net Working Capital, Closing Cash, Closing Debt and Transaction Expenses, in each case effective as of the Effective Time, and the resulting Final Adjustment Amount (the “Proposed Amounts”). The Proposed Amounts shall be binding and conclusive upon the parties unless the Agent gives written notice of disagreement to Buyer within thirty (30) days after receipt of the Proposed Amounts, such notice to specify in reasonable detail the nature, basis and extent of such disagreement (including changes proposed by Agent to the calculation of the Proposed Amounts). Throughout such thirty (30) day period, Buyer will make or cause to be made available to the Agent and its representatives the relevant portions of any work papers or other reasonable supporting documentation used in preparing the Proposed Amounts (provided that access to any external accountant work papers shall be made available only on terms acceptable to such accountant, but if such terms result in delay in Agent’s access to such work papers, the above referenced thirty (30) day period for Agent to give notice of disagreement shall be extended by the amount of such delay). If Buyer and the Agent mutually agree upon the resolution of any disputes relating to the Proposed Amounts within fifteen (15) days after Buyer’s receipt of Agent’s notice of disagreement, such agreement and the resulting calculation of Net Working Capital, Closing Cash, Closing Debt and Transaction Expenses, and the resulting Final Adjustment Amount shall be binding and conclusive upon all of the parties hereto.

(b) If Buyer and the Agent are unable to resolve any such disagreements within such period, both Buyer and the Agent shall mutually engage, and shall refer the accounting matters remaining in dispute for final determination to, the purchase price dispute resolution practice of Deloitte LLP, or if such firm is unwilling or unable to accept such appointment, then such other reputable national independent accounting firm as Buyer and the Agent may designate by mutual agreement, or failing such agreement, as may be designated by an arbitral panel convened pursuant to Section 10.11 upon demand of Buyer or the Agent (the firm so designated, the “Chosen Firm”). Within five days after the engagement of the Chosen Firm, each of the Agent and Buyer shall submit to each other and the Chosen Firm a statement (the “Adjustment Statement”) containing its calculation of the items in dispute, which shall include only those items set forth in the Agent’s notice of disagreement delivered pursuant to Section 3.02(a) that remain unresolved. The Chosen Firm shall only consider and have authority to resolve those accounting matters specifically set forth in the Agent’s notice of disagreement delivered pursuant to Section 3.02(a) that remain unresolved. The Chosen Firm shall apply GAAP and the provisions of this Article III in resolving any dispute pursuant hereto and may not increase the amount of any item in dispute above the highest amount proposed in an Adjustment Statement and may not decrease any item in dispute below the lowest amount proposed in an Adjustment Statement. The parties shall use their reasonable commercial efforts to cause the Chosen Firm to resolve any such disputed accounting matters within thirty (30) days after such referral. The decision of the Chosen Firm as to any accounting matters in dispute and the resulting calculation of Net Working Capital, Closing Cash, Closing Debt and Transaction Expenses, and the resulting Final Adjustment Amount shall be in writing and shall be final and binding upon all parties hereto for all purposes, absent fraud or manifest error. The fees and disbursements of the Chosen Firm shall be shared equally by Buyer, on the one hand, and the Shareholders, jointly, on the other hand. Amounts owed to the Chosen Firm by the Shareholders shall be paid from the Working Capital Escrow Amount following the payment of any Final Adjustment Amount therefrom, as applicable, if and to the extent sufficient funds are available.

3.03 Post-Closing Payment.

(a) No later than five (5) Business Days after a binding determination of Net Working Capital, Closing Cash, Closing Debt and Transaction Expenses, and the resulting Final Adjustment Amount, has been made in accordance with Section 3.02:

(i) If the Closing Shareholder Payment is greater than the sum of (A) Sixty-One Million and No/100 Dollars ($61,000,000.00) plus (B) the amount of Closing Cash, plus (C) Net Working Capital minus Target Working Capital, minus (D) Closing Debt, minus (E) Transaction Expenses, minus (F) the Escrow Deposit, then an amount equal to such excess shall be released to Buyer from the Escrow Account to such account or accounts as is designated in writing by Buyer; and

(ii) If the sum of (A) Sixty-One Million and No/100 Dollars ($61,000,000.00) plus (B) the amount of Closing Cash, plus (C) Net Working Capital minus Target Working Capital, minus (D) Closing Debt, minus (E) Transaction Expenses, minus (f) the Escrow Deposit is greater than the Closing Shareholder Payment, then Buyer shall make a payment to Agent (for distribution to the Shareholders by the Agent in accordance with their Pro Rata Proportions) in an amount equal to the amount of such excess to such account or accounts as is designated in writing by Agent;

(b) The amount due and owing pursuant to (a) above shall be referred to herein as the “Final Adjustment Amount.” If the Final Adjustment Amount is owing to Buyer, Buyer and Agent shall execute and deliver such instructions and other documents as are necessary to cause the Escrow Agent to release to Buyer the Final Adjustment Amount and to Agent any portion of the Working Capital Escrow Amount remaining after deducting the Final Adjustment Amount and any fees of the Chosen Firm to be paid by the Shareholders. If the Final Adjustment Amount is owing to the Agent, then, in addition to making the payment contemplated by Section 3.03(a)(ii) above, Buyer shall execute and deliver such instructions and other documents as are necessary to cause the Escrow Agent to release to Agent the entire Working Capital Escrow Amount, less any fees of the Chosen Firm to be paid by Shareholders. Any amounts released or paid to Agent pursuant to this Section 3.03 shall be distributed by Agent to the Shareholders in accordance with their Pro Rata Proportions.

(c) In the event the Final Adjustment Amount due to Buyer is greater than the Working Capital Escrow Amount, then such excess shall be paid to Buyer by Agent on the date the Final Adjustment Amount is due. Such amount may be offset by Buyer against any amounts owing to Agent (or a Related Party under the New Leases).

3.04 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Buyer, Company and the Agent shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Tax law. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHERMAN-DIXIE PARTIES

The following representations and warranties are made to the Buyer by the Company, the Shareholders and the Real Estate Seller, jointly and severally, as of the date of this Agreement and again as of the Effective Time.

4.01 Organization.

(a) Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has all requisite corporate power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it. Company represents that Schedule 4.01(a) sets forth all states in which Company is qualified to conduct business, and Company is qualified to do business, and is in good standing, in each jurisdiction in which the operation of the Business as currently conducted makes such qualification necessary except in cases in which failure to so qualify would not result in a Material Adverse Effect.

(b) Real Estate Seller is a general partnership, duly constituted, validly existing and in good standing under the laws of the State of Tennessee, and has all requisite power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it. Real Estate Seller represents that the general partners of Real Estate Seller are Pete DeLay and Katherine H. DeLay, that Real Estate Seller is qualified to conduct business in the State of Kentucky, and that Real Estate Seller is the successor-by-merger to SDC, LLC.

(c) The Company has delivered to Buyer true, correct and complete copies of the Organizational Documents of Company and Real Estate Seller as currently in effect and the Company is not in violation of any of the provisions thereof.

4.02 Authority; Enforceability. Each of Company and Real Estate Seller has the right, power and requisite authority to execute and deliver the Transaction Agreements to which it is or will be a party, and to perform its obligations thereunder and to consummate the transactions contemplated thereby. Each Shareholder represents and warrants that he or she has the right, power and legal capacity to execute and deliver the Transaction Agreements to which he or she will be a party, and to perform his or her respective obligations thereunder and to consummate the transactions contemplated hereby. Each of Company, the Shareholders and Real Estate Seller represent that the Transaction Agreements signed by him, her or it constitute (or will, when executed and delivered as contemplated herein, constitute) his, her or its legally binding obligations, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect, and subject to the availability of equitable remedies. Except as set forth on Schedule 4.02, each of the Company, the Shareholders and Real Estate Seller represent and warrant that the execution, delivery and performance of the Transaction Agreements signed by him, her or it, and the consummation of the transactions contemplated thereby, do not and will not: (i) require the consent, waiver, approval, license or other authorization of any Person (including any spousal consent); (ii) conflict with or violate in any material respect any provision of Applicable Law. Except as set forth on Schedule 4.02, each of the Company and Real Estate Seller represent and warrant that the execution, delivery and performance of the Transaction Agreements signed by it, and the consummation of the transactions contemplated thereby, do not and will not: (i) contravene, conflict with, or result in a violation of: (1) any provision of its Organizational Documents; or (2) any resolution adopted by its governing board, shareholders, members, managers or partners, as applicable; or (ii) conflict in any material respect with, require a consent or waiver under, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any Lien pursuant to, or otherwise materially, adversely affect or change or modify the terms of, any Material Contract to which it is a party or by which its assets are bound, in each such case whether with or without the giving of notice, the passage of time or both. All requisite corporate, company or partnership action, as applicable, has been taken by each of the Company and Real Estate Seller, as applicable, to authorize and approve the execution and delivery of the Transaction Agreements to which it is a party and the performance by it of its obligations thereunder.

4.03 Capitalization.

(a) The entire authorized capital stock of Company consists of 10,000 shares of common stock, having no par value, of which 2,705.11 shares are issued and outstanding. Each Shareholder represents that he or she is the sole legal, record and beneficial owner of the Shares of Company set forth opposite such Shareholder’s name on Exhibit A, free and clear of all Share Encumbrances. Each Shareholder represents that he or she has the full and unrestricted right, power and authority to sell and transfer the Shares owned by him or her. Each Shareholder represents that upon delivery of the Shares owned by such Shareholder to Buyer at the Closing and performance of the conditions set forth in this Agreement, Buyer will acquire sole legal, record and beneficial ownership of such Shares, free and clear of any Share Encumbrance.

(b) All of the Shares have been duly authorized, and are validly issued and outstanding, fully-paid and non-assessable, and were issued in compliance in all material respects with all Applicable Laws, the Organizational Documents of Company and any preemptive or similar rights. The Company represents that except for the Shares described on Exhibit A, there are no outstanding:

(i) options, warrants, securities exercisable for, or rights of first refusal or other rights to purchase from Company, or subscribe for any shares or other securities of, or interests in, Company (including any shares currently held as treasury shares and securities convertible into or exchangeable for interests in Company);

(ii) securities or interests convertible into or exchangeable for shares or other securities of, or interests in, Company (including any shares currently held as treasury shares);

(iii) Contracts or commitments of any kind for the issuance of additional shares, options, warrants or other securities of, or interests in, Company or which are intended to track or otherwise reflect the economic performance or change in value of Company;

(iv) Contracts, rights or options pursuant to which Company is or may become required or has or may have the right to redeem, purchase or otherwise reacquire any Shares or other securities of, or interests in, Company, and there are no preemptive rights with respect to any Shares or other securities of, or interests in, Company;

(v) stock appreciation rights, phantom stock, interest in the ownership or earnings of Company or other equity equivalent or equity-based awards or rights; or

(vi) bond, debenture or other Debt having the right to vote or convertible or exchangeable or exercisable for securities of, or interests in, Company.

(c) There are no outstanding obligations of Company that relate to the holding, voting, registration or disposition of, or that restrict the transfer of, the issued and unissued common stock or other equity or ownership interests of Company.

(d) There are no declared or accumulated but unpaid dividends in respect of any shares of common stock or other equity or ownership interests of Company.

(e) The Company does not have any subsidiaries or otherwise own any shares, equity or debt securities or other proprietary or ownership interests, directly or indirectly, in any other Person, nor does Company have any Contract to acquire any such shares, securities or proprietary or ownership interests. Company is under no current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

4.04 Affiliate Transactions. Except as disclosed on Schedule 4.04, no Related Party of Company or any Shareholder (i) is a creditor, debtor, customer, distributor, supplier or vendor of, or service provider to, Company or the Business, or is the counter-party to any Contract of Company or by which Company or any of its assets are bound, (ii) owns or has owned at any time, directly or indirectly, any equity or other financial or voting interest in any competitor, registrar, reseller, supplier, licensor, licensee, lessor, lessee, distributor, independent contractor or customer of Company or the Business, (iii) owns or has owned, directly or indirectly, or has or has had at any time any interest in, any property (real or personal, tangible or intangible) that Company uses or has used in or pertaining to the Business or (iv) is a party to an arrangement, transaction or Contract with the Company that will continue after Closing (collectively, “Affiliate Transactions”).

4.05 Consents. Schedule 4.05 sets forth each governmental registration, filing, application, notice, consent, approval, order, qualification and waiver required under Applicable Law to be obtained in respect of any Sherman-Dixie Party in connection with the execution and delivery of any Transaction Agreement, or the consummation of the transactions contemplated thereby.

4.06 Financial Reports; Liabilities.

(a) The Company has previously delivered or made available to Buyer the audited and unaudited financial statements of Company for the years 2012, 2013 and 2014, and the unaudited financial statements of Company for the eleven (11) month period ended November 29 2015, identified on Schedule 4.06(a) (collectively, the “Financial Reports”). Except as set forth on Schedule 4.06(a), the Financial Reports, (a) are true, correct and complete in all material respects; (b) have been prepared in accordance with GAAP, except that the unaudited financial statements for the eleven (11)-month period ended November 29, 2015 contain estimates of certain accruals (consistent with past practices), lack footnotes and other presentation items, and are subject to normal year-end adjustments required by GAAP, which adjustments are reasonably consistent with adjustments for prior periods; (c) present fairly in all material respects the financial condition and the results of operations of Company as of the date(s) and for the period(s) therein indicated; and (d) are consistent with the books and records of Company prepared in the ordinary course of the Business.

(b) The Company has no material Liabilities other than: (i) as reflected in the most recent balance sheet included in the Financial Reports; (ii) current liabilities incurred since the date of the most recent balance sheet included in the Financial Reports in the ordinary course of the Business consistent with past practice; (iii) executory obligations under Contracts listed on Schedule 4.10(a) or that are not required to be so listed; and (iv) the specific Liabilities set forth on Schedule 4.06(b).

4.07 Books and Records.

(a) The financial books and other financial records of Company for the past two (2) years, all of which have been made available to Buyer, have been maintained in all material respects in accordance with commercially reasonable business practices, consistently applied, and fairly and accurately provide the basis for the financial position and results of operations set forth in the Financial Reports. All of such books and records are in possession of Company.

(b) The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.08 Legal Actions. Except as set forth in Schedule 4.08, (a) there is no (and has not been, at any time in the preceding two (2) years, any) action, suit, claim, proceeding, complaint, grievance, charge, inquiry, hearing, arbitration or governmental or regulatory investigation of any nature, public or private (each, a “Proceeding” ) pending nor, to the Knowledge of the Company, threatened in writing by or against any of the Sherman-Dixie Parties, nor to the Knowledge of the Company is there any basis for any such Proceeding; and (b) there is no outstanding or pending Order relating to any Sherman-Dixie Party, any of its properties or assets, any of its officers or directors or the transactions contemplated by the Transaction Agreements.

4.09 Personal Property, Inventory, Title and Sufficiency of Assets and Receivables.

(a) (i) Schedule 4.09(a)(i) includes all the Equipment and all other tangible assets owned by Company necessary to operate the Business consistent with the Company’s past practices (other than Inventory). Except as disclosed on Schedule 4.09(a)(i), all owned Equipment and tangible assets of Company necessary to operate the Business consistent with the Company’s past practices (other than Inventory) are located at the Real Property.

(ii) Schedule 4.09(a)(ii) includes any Equipment or other tangible assets leased by Company necessary to operate the Business consistent with the Company’s past practices (other than Inventory). Except as disclosed on Schedule 4.09(a)(ii), all leased Equipment and other leased tangible assets necessary to operate the Business consistent with the Company’s past practices (other than Inventory) are located at the Real Property.

(b) The Company represents that all Inventory of Company was produced by Company or acquired by Company in bona fide, arms-length transactions entered into in the ordinary course of business. The Company represents that, except as set forth on Schedule 4.09(b), no Inventory is held on consignment, or is otherwise subject to any ownership interest of any third party. The Company represents all finished goods Inventories of Company are of a quality and quantity which are merchantable and saleable in accordance with the Company’s past practices, and all Inventories of raw materials or work-in-process of Company are fully usable in the manufacture of merchantable and saleable finished goods. The Company represents that the values at which such items of Inventory are recorded on the most recent balance sheet contained in the Financial Reports or, in the case of any Inventories acquired following the date thereof, on the books and records of Company, reflect the normal Inventory valuation policies of Company (which policies are consistently applied and include the writing down of or reserving against the obsolete Inventory and stating Inventories at the lower of cost or market in accordance with GAAP, and in the case of Inventories purchased from third parties, include freight costs). The Company has made all Inventories and the books and records reflecting those Inventories available to Buyer.

(c) Except as reflected on Schedule 4.09(c), the Company owns all right, title and interest in and to all of the assets owned by the Company and material to and used or held for use by it in the Business, including those reflected on the Financial Reports, in each case free and clear of any and all Liens, other than Permitted Liens. The Company holds a valid leasehold interest in and to all of the leased Equipment and other leased tangible assets of third parties held or used by Company. Real Estate Seller does not own nor does it use any assets used in or necessary to the conduct of the Business other than the Owned Property or the Company Leased Property, if any, owned by the Real Estate Seller.

(d) Except as set forth on Schedule 4.09(d), the tangible assets of Company (other than Inventory) necessary to operate the Business consistent with the Company’s past practices have been maintained in all material respects in accordance with generally accepted industry practice, are in good operating condition and repair and are adequate for the uses to which they are put, and no such assets are in need of replacement or material maintenance or repair, except for routine replacement, maintenance and repair in the ordinary course of the Business consistent with past practices.

(e) The properties and assets owned or leased by Company and used by it to operate the Business consistent with Company’s past practices are all of the properties, assets and rights (tangible and intangible) used or necessary for the conduct of the Business in all material respects as heretofore conducted by Company and are sufficient in all material respects for the continuation of the Business (as historically conducted) after the Closing. Immediately following the Closing, the Company will continue to own, lease or have valid rights to use all such properties, assets and rights used or necessary for the conduct of the Business in all material respects as heretofore conducted by the Company.

4.10 Material Contracts.

(a) Schedule 4.10(a) lists each Material Contract (as defined in Section 4.10(d) below). The Company has previously delivered to or made available to Buyer true, correct and complete copies of all such Material Contracts, each as currently in effect. All such Material Contracts can be fulfilled or performed by the Company in accordance with their respective terms in the ordinary course of the Business. To the Knowledge of the Company, there are no oral Material Contracts.

(b) The Company has not breached, violated or defaulted under (or taken or failed to take any action that, with the giving of written notice, the passage of time or both would constitute a breach, violation or default under), nor has Company received written notice alleging that it has breached, violated or defaulted under (or taken or failed to take any action that, with the giving of written notice, the passage of time or both would constitute a breach, violation or default under), any Material Contract. To the Knowledge of the Company, no counterparty to a Material Contract is (or would be with notice or the passage of time) in breach, violation or default thereof.

(c) All of the Material Contracts to which Company is a party or by which Company or its assets are bound: (i) except for the leases with certain Related Parties of the Company listed in Schedule 4.04, were entered into in the ordinary course of business on commercially reasonable terms, with bona fide third parties in arms-length transactions; (ii) are valid and enforceable against the Company, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect, and subject to the availability of equitable remedies, and to the Knowledge of the Company, the other party thereto, in accordance with their terms; and (iii) are in full force and effect, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect, and subject to the availability of equitable remedies.

(d) The term “Material Contract” means each Contract to which Company is a party, or by which any of the Company or its assets or the Real Property are bound, that:

(i) involves the expenditure or receipt (or commitment thereto) of more than Fifty Thousand Dollars ($50,000) over the remaining term thereof;

(ii) requires Company to indemnify or hold harmless any other Person, or provides for a guaranty of or by Company other than product warranties pursuant to Company’s standard terms and conditions of sale, as previously provided to Buyer;

(iii) imposes on any Person any confidentiality, non-disclosure or non-compete, non-solicit or exclusive dealings obligation;

(iv) relates to or provides for the marketing, sale or distribution of products or services (other than bona fide customer purchase orders received in the ordinary course of business consistent with past practices, not in excess of Fifty Thousand Dollars ($50,000));

(v) contains any take-or-pay or requirements purchase or supply obligations;

(vi) relates to any arrangement, agreement or relationship of any kind with any labor union or association, including any collective bargaining agreement;

(vii) provides for a partnership, joint venture, teaming or similar arrangement pursuant to which Company shares in the profits or losses of any business with any other Person or is jointly liable with any other Person;

(viii) provides for the Company to share any Tax Liability with any Person;

(ix) provides for or relates to any employment (other than at will arrangements) or consulting relationship with any Person;

(x) is between Company and any Related Party;

(xi) is between Company and any Governmental Authority;

(xii) pursuant to which (A) Company is a lessee or sublessee of or holds, occupies or operates, any real property, or (B) Company is a lessor or sublessor of, or makes available for use, occupancy or operation by any Person, any Real Property;

(xiii) pursuant to which Company has agreed to the sale or purchase of any real property or any tangible personal property in an amount in excess of Fifty Thousand Dollars ($50,000);

(xiv) pursuant to which Company grants or is granted a license of any Intellectual Property that is material to the Company’s business operations or receives or is required to pay any royalty or similar payment related to the use or exploitation of any Intellectual Property material to the Company’s business operations;

(xv) relating to the settlement or other final disposition of any Proceeding involving an amount in excess of Fifty Thousand Dollars ($50,000) since January 1, 2014;

(xvi) grants a Lien on any assets of Company (including under conditional sales, capital leases or other title retention or security devices) or on any Real Property; or

(xvii) grants or increases any severance, change of control, continuation, termination or post-termination pay to any director, officer, shareholder, interest holder, partner, employee or independent contractor of Company or any Related Party.

4.11 Tax Matters.

(a) The Company has: (i) timely filed all Tax Returns required to be filed by or with respect to it under Applicable Law, and all such Tax Returns were true, correct and complete in all material respects, (ii) heretofore delivered to or made available to Buyer true, correct and complete copies of all Company Tax Returns for periods covered by the Company Tax Returns during the three (3) years prior to the date hereof, (iii) paid all Taxes due and payable by Company, and (iv) established appropriate reserves with respect to all Taxes not yet due and payable, in accordance with GAAP and consistent with past practices of the Company, and made full and adequate provision in its books and records and Financial Reports. The Company is not currently a beneficiary of any extension of time within which to file any Tax Return except for those timely filed extensions set forth on Schedule 4.11(a). Real Estate Seller has timely paid all Taxes due and payable with respect to the Owned Real Property owned by it and Real Estate Seller is not currently a beneficiary of any extension of time within which to file any Tax Return.

(b) The Company files Tax Returns solely in, and is not required to file Tax Returns in any States other than, those States set forth on Schedule 4.11(b). The Company represents that it has never received written notice of a claim made by a Governmental Authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction.

(c) There are no Liens on any of the assets of Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(d) (i) other than powers of attorney executed for the benefit of the Company’s tax preparers, no power of attorney has been executed by or on behalf of the Company with respect to Taxes that is currently in force, (ii) the Company has not entered into any agreements with any federal, state or municipal taxing authority, including any tax abatement or tax credit agreements, (iii) the Company is not subject to any private letter ruling of the Internal Revenue Service (“IRS”) or any comparable rulings of any Governmental Authority, and (iv) it has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(e) All Taxes that Company is or was required by Applicable Law to withhold or collect, including from any amounts paid or owed to any employee, independent contractor, creditor, shareholder, member or other party, have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person or, if not paid, have been appropriately reserved.

(f) The Company has received no written notice from any Governmental Authority indicating that such Governmental Authority intends to assess against Company any additional Taxes for any period for which Company Tax Returns have been filed. There is no dispute or claim concerning any Liability for Taxes of Company claimed or raised by any Governmental Authority in writing at any time in the past three (3) years and there are no matters under discussion with any taxing authority with respect to the Liability of Company for any Taxes. The Company is not subject to any currently active audit or examination by any taxing authority, written assertion of any Tax deficiency, refund litigation, written proposed adjustment or matter in controversy asserted in writing with respect to any Taxes due and owing against Company that has not been fully settled, and, to the Knowledge of the Company, there exists no written proposed tax assessment or reassessment. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in Schedule 4.11(f), Company has not received from any taxing authority of any Governmental Authority (including from jurisdictions where Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters (other than routine correspondence from taxing authorities in jurisdictions in which Company files Tax Returns, which correspondence does not suggest additional Tax is or may be owing), or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any such taxing authority against Company.

(g) The Company has not made any payments, or has been or is a party to any agreement, contract, arrangement or plan (including benefit plan) that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, or in the imposition of any excise Tax under Section 4999 of the Code on any such payments.

(h) The Company (i) has no Liability for the Taxes of any Person, by reason of Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign law), Contract, assumption, transferee or successor liability, operation of law or otherwise and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes. The Company is not, and has never been, a party to or bound by any Tax sharing, Tax allocation or any similar Contract, plan or arrangement allocating or sharing the payment of, indemnity for or Liability for any Taxes, other than commercial contracts with suppliers and customers entered into in the ordinary course of business that describe responsibility for transactional taxes other than income taxes, such as sales tax or value added tax.

(i) Except as required or permitted by Applicable Law, the Company is not and has never been required to make any adjustment to its Liability for Taxes by reason of any change in any accounting methods, nor, to the Knowledge of the Company, will it be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application by the Company pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes.

(j) There is no material amount of taxable income of the Company that will be required under Applicable Law to be reported by Buyer or any of its Affiliates, including Company, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date.

(k) The Company (i) is not bound by, has not agreed to and is not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of law and no taxing authority has proposed in writing any such adjustment, and the Company does not have any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the Company, and (ii) it has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of law.

(l) Neither the Company nor Real Estate Seller is, and none of the Shareholders are, a “foreign person” within the meaning of Section 1445 of the Code.

(m) All deductions claimed by Company for compensation paid to employees (or independent contractors) who are shareholders of the Company represent reasonable compensation for the services rendered by such persons (within the meaning of Treasury Regulations Section 1.162-7) and no portion thereof represent excessive compensation described in Treasury Regulations Section 1.162-8.

(n) The Company has qualified and been a validly-electing “S corporation” within the meanings of Section 1361 and 1362 of the Code and corresponding state statutes for federal and all applicable state income Tax purposes at all times since 1998, has maintained its status as an S corporation since such date, and will be an S corporation for federal and all applicable state income Tax purposes up to and including the Closing Date.

(o) The Company will not be liable for any Tax under Section 1374 of the Code or any other applicable state or local law as a result of the transactions contemplated by this Agreement.

4.12 Applicable Laws and Permits. Schedule 4.12 sets forth (i) a list of all material licenses, permits, qualifications, certificates, franchises, approvals, authorizations, exemptions and other material registrations necessary to own or operate, consistent with the Company’s past practices, the Company’s assets or the Business or the Real Property, as applicable (collectively, “Permits”), and (ii) all orders, writs, injunctions, directives, judgments, decrees and awards applicable to Company, its assets or the Business or to the Real Property (collectively, “Orders”). Except as listed on Schedule 4.12:

(a) The Company holds all of the material Permits, each of which is in full force and effect, copies of which have been delivered to or made available to Buyer and none of the Permits are held by or in the name of Real Estate Seller or any other Related Party of the Company;

(b) Except for such non-compliance as would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect, the Business is now being, and has at all times been, conducted, and the assets of Company and the Real Property are, and have at all times been, owned and operated, in compliance with all Applicable Laws, Orders and Permits;

(c) Company has not received written notice of any alleged violation, breach or default of any Applicable Laws, Orders or Permits, except for such instances where an alleged violation, breach or default would not have a Material Adverse Effect; and

(d) To the Knowledge of the Company, no loss, non-renewal or expiration of, nor any noncompliance with, any Permit is pending or threatened (including as a result of the transactions contemplated hereby), other than the expiration of any such Permit in accordance with its terms, and no such loss, non-renewal or expiration has occurred since January 1, 2014.

4.13 Certain Changes. Except as set forth in Schedule 4.13, since December 31, 2014, Company has, in all material respects, conducted its affairs in the ordinary course of business consistent with past practices, and has used commercially reasonable efforts to preserve the Business and its respective assets. Without limiting the foregoing, except as specifically listed in the relevant subsection of Schedule 4.13, since December 31, 2014, there has not been any:

(a) event or circumstance that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) damage, destruction or loss (whether or not covered by insurance) that resulted in or could reasonably be expected to result in losses, in the aggregate, of more than Fifty Thousand Dollars ($50,000);

(c) amendment, termination or threatened termination of any Material Contract other than in the ordinary course of the Business, consistent with past practices;

(d) change in accounting principles, methods or practices, or in the manner of keeping books and records, or any change in practices with regard to receivables, payables, sales, Inventory, or Inventory valuation;

(e) (i) grant of any severance, continuation or termination pay to any Covered Employee; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Covered Employee or any associate of the foregoing; (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any Covered Employee or any associate of any of the foregoing; (iv) increase in compensation, bonus or other benefits payable or potentially payable to any Covered Employee or any associate of any of the foregoing; (v) change in the terms of any bonus, pension, insurance, health or other benefit plan applicable to Covered Employees; or (vi) representation that Company or Buyer would continue to maintain or implement any benefit plan or would continue to employ any Covered Employee after the Effective Time;

(f) acquisition or disposal by the Company of any assets material to the Company’s Business (except in bona fide, arms-length transactions entered into in the ordinary course of business consistent with past practice);

(g) capital expenditures exceeding, individually or in the aggregate, Fifty Thousand Dollars ($50,000);

(h) change in any pricing practices (other than in the ordinary course of business consistent with past practices);

(i) settlement or compromise of any claim, suit or Proceeding;

(j) declarations of unpaid dividends by Company (other than in the ordinary course of business consistent with past practices);

(k) change in credit policies, practices or limits (other than in the ordinary course of business consistent with past practices);

(l) making, change, or revocation of any Tax election; settlement or compromise of any Tax claim or Liability; or waiver or extension statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued;

(m) any Lien (other than Permitted Liens) created or arising with respect to the assets of the Company or the Real Property or any Share Encumbrance created or arising with respect to the Shares;

(n) any revocation, termination or material reduction, actual or threatened, of any Permits or utilities; or

(o) any commitment to do any of the foregoing.

4.14 Real Property.

(a) Real Estate Seller represents that it owns indefeasible, fee simple title to the Owned Real Property, free and clear of any Liens, other than Permitted Liens. Real Estate Seller represents that, other than Company and Real Estate Seller, no Person has any right to occupy or use the Owned Real Property, or any portion thereof.

(b) Schedule 4.14(b) sets forth each parcel of real property leased by Company (other than the Owned Real Property) from an Affiliate of the Sherman-Dixie Parties (collectively, the “Company Leased Property”) and a list of all leases with respect thereto (the “Company Leases”), as well as each parcel of real property leased by the Company from third-parties (collectively, the “Third Party Leased Property”; together with the Company Leased Property, the “Leased Property”), and a list of all leases and amendments with respect thereto (collectively the, “Third Party Leases”; together with the Company Leases, the “Leases”). The Company Leased Property, Third Party Leased Property and Owned Real Property are collectively referred to herein as the “Real Property”). The Company has a valid leasehold interest in the Third Party Leased Property pursuant to the Third Party Leases, free and clear of any Liens, other than Permitted Liens. Except as set forth on Schedule 4.14(b), no Person other than Company has any right to occupy or use any Leased Property, or any portion thereof. Each of the Leases is in full force and effect and has not been amended or modified in any way except pursuant to the documents listed on Schedule 4.14(b).

(c) Except as set forth on Schedule 4.14(c), none of the Company or any Related Party has received written notice of any material non-recurring Taxes or assessments with respect to the Leased Property. Except as set forth on Schedule 4.14(c), neither Real Estate Seller nor Company has received written notice of any material non-recurring Taxes or assessments with respect to the Owned Real Property. Except as may be provided in the Leases, the Company has no Liability for or with respect to Taxes or assessments with respect to the Leased Property or Owned Real Property.

(d) Except as set forth on Schedule 4.14(d), (i) no buildings, structures or other Improvements have been erected and no structural additions to existing buildings, structures or other Improvements have been made on any Real Property owned by it since December 31, 2014; and (ii) there has been no fire, flood or other casualty to any of the buildings, structural additions or other Improvements on any Real Property owned by Real Estate Seller requiring any repair or restoration that changed the footprint or the height of such buildings, structural additions or other improvements and no such repair or restoration remains uncompleted.

(e) Except as set forth on Schedule 4.14(e), (A) the Owned Real Property does not encroach on, and is not encroached on by, the property owned by any other Person; (B) to the Knowledge of the Real Estate Seller, there is no reasonable basis for any dispute regarding the location of any boundary line of any Owned Real Property; and (C) there is no encroachment by an Improvement on the Owned Real Property onto any real property of, or any area subject to any easement held by, any other Person nor has any such other person alleged in writing to Real Estate Seller any such encroachment. Real Estate Seller has not received any written notice alleging any such encroachment or boundary dispute. Company and Real Estate Seller are not in breach in any material respect of the terms of any easement, license, right-of-way or similar agreement with respect to the Owned Real Property.

(f) The Real Property is not subject to any pending condemnation, eminent domain, expropriation or rezoning proceeding nor has the Company, the Real Estate Seller or any Shareholder received any writing threatening any such condemnation, eminent domain, expropriation or rezoning proceeding. Except as set forth on Schedule 4.14(f), the Real Property and the current use thereof complies in all material respects with all restrictive covenants and Applicable Laws, including subdivision, municipal, zoning or building ordinances or codes, use and occupancy restrictions, in each case, and neither Company nor Real Estate Seller has received written notice of any allegation to the contrary. All of the Real Property has permanent and direct access to a dedicated public right of way.

(g) Except as set forth on Schedule 4.14(g), neither Company nor Real Estate Seller is indebted to any contractor, laborer, mechanic, materialmen, architect, engineer or any other Person for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Real Property for which any such Person could reasonably claim a Lien against such Real Property or any other assets of the Company or the Real Estate Seller.

(h) Except as set forth on Schedule 4.14(h), no portion of the Real Property is located within any Special Flood Hazard Area designated by the U.S. Federal Emergency Management Agency, or in any area designated as a flood plain or in a similar designation by any Governmental Authority; no portion of such Real Property meets the definition of “wetlands” codified at 40 C.F.R. part 230.3(t), or has been similarly designated by any Governmental Authority; and no portion of such Real Property constitutes “wetlands” that have been filled, whether or not pursuant to appropriate Permits.

(i) No portion of the Real Property is subject to any classification, designation or preliminary determination of any Governmental Authority, or pursuant to any Applicable Law, which would restrict the current use, occupancy or operation of such Real Property, including any designation or classification as an archeological site, any classification or determination under the U.S. Endangered Species Act or any comparable Applicable Law, or any designation as a historical, heritage or cultural site.

(j) Except as set forth on Schedule 4.14(j), none of the Real Property is subject to any Taxes or utility “tap-in” fees (except those generally applicable throughout the tax district in which such Real Property is located), or material charges or restrictions, whether existing of record or arising by operation of law, unrecorded or unregistered agreement or the passage of time or otherwise (other than the Permitted Exceptions).

(k) Real Estate Seller and/or the Company have previously delivered to or made available to Buyer copies of all surveys, plans, specifications, engineering and mechanical data in the possession of Company relating to the Real Property.

(l) Except as disclosed on Schedule 4.14(l), (i) there are no uncured monetary or material non-monetary defaults on the part of the Company or, to the Knowledge of the Company, any other party to a Third Party Lease, and (ii) no event that has occurred with regard to the Company or, to the Knowledge of the Company, to any other party to a Lease, which with the passage of time or the giving of notice or both, would constitute a monetary or material non-monetary default under a Third Party Lease.

(m) All improvements, buildings, plants and structures upon the Real Property have been, to the Knowledge of the Company and the Real Estate Seller, constructed in a good and workmanlike manner and of good quality materials and are fit for their intended use consistent with the Company’s past practices.

4.15 Environmental Matters.

(a) Except as set forth on Schedule 4.15(a), neither the Company nor Real Estate Seller has: (i) entered into or been subject to any consent decree, compliance order, or administrative order pursuant to applicable Environmental Laws (as hereafter defined) or relating to any Environmental Condition (as hereafter defined); (ii) received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Environmental Condition (including under the citizen suit provision of any Environmental Law) or alleged liability under or non-compliance with applicable Environmental Laws; or (iii) been the subject of, or threatened in writing with, any governmental enforcement action or investigation or third party claim under any Environmental Law, and it has no reason to believe that any of the above is reasonably likely to be forthcoming.

(b) Except as set forth on Schedule 4.15(b), each of the Company and Real Estate Seller has complied and is presently in compliance in all material respects with all applicable Environmental Laws and all Permits issued to it under applicable Environmental Laws.

(c) Except as set forth on Schedule 4.15(c), neither the Company nor Real Estate Seller has generated, manufactured, refined, transported, treated, stored, handled, disposed of, transferred, produced, recycled, or processed any Hazardous Substances except, in each case, in compliance in all material respects with all applicable Environmental Laws, and there has been no Release or Threat of Release of any Hazardous Substances (as hereinafter defined) on, in, at or under or, to the Knowledge of the Company, in the vicinity of the Real Property owned, operated or occupied by the Company or the Real Estate Seller or for which the Company would be reasonably be expected to have liability under Environmental Laws either directly or by virtue of the Company’s contractual assumption of such liability.

(d) Except as set forth on Schedule 4.15(d), neither the Company nor Real Estate Seller has not received written notice of any Environmental Condition at any off-site location (including any location at which Company previously conducted business).

(e) Except as set forth on Schedule 4.15(e), there are and have been no underground storage tanks present on the Real Property owned or occupied by either the Company or Real Estate Seller.

(f) Except as set forth on Schedule 4.15(f), there are no present or any past events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that (x) could reasonably be expected to interfere with or prevent continued compliance with any Environmental Law with respect to the operation of the Real Property owned or occupied by either the Company or Real Estate Seller or the Business, (y) could reasonably be expected to give rise to any Environmental Liability in respect of such Real Property or any location at which Company previously conducted business, or (z) could reasonably be expected to form the reasonable basis of any Proceeding against it (i) under any Environmental Laws, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, Release or Threat of Release, of any Hazardous Substance.

(g) Except as set forth on Schedule 4.15(g), neither the Company nor Real Estate Seller is required or obligated to make any capital expenditure in excess of Thirty Thousand Dollars ($30,000) to remain in compliance with any Environmental Law.

(h) The Company has delivered or made available to Buyer copies of certain governmental audits, reports or tests with respect to compliance of the Real Property owned or occupied by either the Company or Real Estate Seller or the Business with Environmental Laws or the presence of Hazardous Substances that are in the possession, custody or control of it or any Related Party. Except as set forth on Schedule 4.15(h), to the Knowledge of either the Company or Real Estate Seller, such audits, reports and tests do not contain any material misstatements or omissions. There is not any other survey, analysis or review prepared by any Person that discusses any existing or potential Environmental Liability in connection with the Real Property.

(i) At no time has Company produced, manufactured, sold or otherwise placed in commerce any product containing asbestos or asbestos-containing material, and, except as set forth on Schedule 4.15(i), there are no, and there never have been any, asbestos or asbestos-containing materials present on any Real Property.

(j) For purposes of this Section 4.15, the following terms shall have the respective meanings set forth below:

(i) “Environmental Condition” means any condition with respect to the environment (including the air, water, groundwater, surface water and land), whether or not yet discovered, which is likely to or does result in any material damage, loss, cost, expense, claim, demand, order or liability to or against any Person by any third party or Governmental Authority, including any condition resulting from the ownership or operation of any asset or real property, the conduct of the Business or any activity or operation formerly conducted by any Person on or off the Real Property, or any other location where Company has conducted business.

(ii) “Environmental Laws” means any Applicable Law relating to pollution or the protection of human health, safety, natural resources, threatened, endangered or otherwise protected species or the environment including: (A) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, Releases or threatened Releases of Hazardous Substances, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, whether solid, liquid or gaseous in nature; and (B) all requirements pertaining to the protection of the health and safety of employees or the public from exposure to Hazardous Substances or workplace hazards, in each case as in effect as of the date of this Agreement.

(iii) “Environmental Liabilities” means all Liabilities of a Person, whether such Liabilities are owed to Governmental Authorities, private third parties or otherwise, arising under or relating to any Environmental Law or Environmental Condition.

(iv) “Hazardous Substance” means any substance: (A) the presence of which requires permitting, investigation or remediation under any Environmental Laws; (B) which is defined as a “pollutant,” “hazardous waste” or “hazardous substance” under any Environmental Laws; (C) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated under Environmental Laws; or (D) that is natural gas, synthetic gas, gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or asbestos.

(v) “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment.

(vi) “Threat of Release” means a substantial likelihood of Release that requires action to prevent or mitigate damage to the environment that may result from such Release.

4.16 Employment Matters.

(a) Schedule 4.16(a) sets forth: (i) all present employees (including any leased or temporary employees) of Company (the “Employees”) and independent contractors providing services to Company who Company has paid more than $10,000 in the past twelve (12) months; (ii) each such Employee’s title and position and each such independent contractor’s primary duties; (iii) each such Employee’s or independent contractor’s current rate of compensation (including bonus opportunity and most recent bonus) and their full-time/part-time and exempt/non-exempt status; (iii) the location at which each Employee works; and (iv) each Employee’s accrued vacation, sick leave or personal leave if applicable. The Company represents that Schedule 4.16(a) also names any Employee who is absent from work due to a work-related injury, is receiving workers’ compensation or is receiving disability compensation. Except as set forth on Schedule 4.16(a), there are no unpaid wages, bonuses or commissions (other than those not yet due and which have been accrued in the financial books and records of Company, and which, to the extent unpaid as of the Effective Time, will be reflected as accrued expenses in the final determination of the Net Working Capital) owed to any Employee.

(b) Except as set forth on Schedule 4.16(b), the Company: (i) has not experienced or received any threat of any organized slowdown, organized work interruption, strike or work stoppage by its employees; (ii) is not a party to, or obligated by, any Contract or otherwise, regarding the rates of pay, working conditions or other terms of employment of any employees; (iii) is not obligated under any Contract or otherwise to recognize or bargain with any labor organization or union on behalf of any employees; and (iv) is not aware of or has not received any threat of any labor organization or union on behalf of any of its employees that is seeking or has sought to organize such employees for the purpose of collective bargaining.

(c) Except as listed in Schedule 4.16(c): (i) neither Company nor any of its managers, officers, directors, or employees has been charged, or threatened with the charge of, any unfair labor practice; and (ii) Company is in compliance in all material respects with all Applicable Laws concerning the employer-employee relationship and with all agreements relating to the employment of its employees, including without limitation applicable collective bargaining agreements, wage and hour laws, workers’ compensation laws, occupational safety laws, worker eligibility laws, unemployment laws and social security laws.

(d) Except as set forth on Schedule 4.16(d): (i) all Employees are employees at-will, terminable on one-month’s notice or less without penalty; and (ii) there are no outstanding agreements or arrangements with respect to severance payments to current Employees or independent contractors or former employees or independent contractors of Company.

(e) The records of Company accurately reflect the employment or service histories of its employees, independent contractors and leased employees, including their hours of service, and all such records are maintained in a usable electronic form.

(f) There is no Proceeding pending or, to the Knowledge of the Company, threatened that challenges the Company’s classifications of individuals who perform services for the Company as an employee or independent contractor or as exempt or non-exempt. The Company does not classify any such individual as an independent contractor or exempt other than individuals engaged pursuant to the Contracts listed in Schedule 4.16(f).

4.17 Employee Benefit Plans.

(a) Schedule 4.17(a) lists (i) each material “employee benefit plan” within the meaning of Section 3(3) of ERISA (the “ERISA Plans”), and (ii) each material plan, policy, agreement, fund or arrangement providing bonuses, profit sharing benefits, pension benefits, compensation and incentives, deferred compensation, savings, stock options, stock purchase rights, fringe benefits, severance payments, post-retirement benefits, scholarships, disability benefits, sick leave pay, vacation pay, commissions, payroll practices, retention payments, or other similar benefits, in each case that are sponsored, maintained, administered or contributed to or required to be contributed to by Company or any ERISA Affiliate, or with respect to which Company has or may have any liability, contingent or otherwise, (including as a result of any ERISA Affiliate’s involvement with respect to any ERISA Plan) (each such ERISA Plan and plan, fund, arrangement, etc. is referred to herein as an “Employee Benefit Plan”, and collectively, the “Employee Benefit Plans”) (x) that Company or any ERISA Affiliate sponsors, maintains, administers, has or may have liability, contingent or otherwise, (including as a result of any ERISA Affiliate’s involvement with respect to any ERISA Plan) with respect to, or contributes to or has any obligation to contribute to the benefit of (1) directors, officers, managers, employees, consultants, independent contractors of Company or any other Persons performing personal services for Company, (2) former directors, officers, managers, employees, consultants, independent contractors of, or any other Persons formerly performing personal services for, Company, or (3) beneficiaries of anyone described in (1) or (2) (collectively, “Covered Employees”), or (y) with respect to which Company or any ERISA Affiliate has, has had, or may have any obligation, contingent or otherwise, (including as a result of any ERISA Affiliate’s involvement with respect to any ERISA Plan). The Company represents that each Employee Benefit Plan has been maintained and operated in compliance in all material respects with Applicable Laws and with the documents and instruments governing such plan. The Company represents that all material returns, filings, reports and disclosures relating to the Employee Benefit Plans required pursuant to the terms of the Employee Benefit Plans or Applicable Law have been timely filed or distributed in compliance in all material respects with

Applicable Law, except as reflected on Schedule 4.17(a). The Company represents that no material Taxes, penalties or fees, whether individually or in the aggregate, are owing under or in respect of any Employee Benefit Plan. The Company represents that the Employee Benefit Plans do not provide benefits to any Person that is not a Covered Employee. The Company represents that there exist no employment, consulting, severance, retention, termination, indemnification, change of control, bonus or similar agreements, arrangements or understandings between Company and any Covered Employee (collectively, “Compensation Agreements”), except for those disclosed on Schedule 4.17(a) and Schedule 4.17(k).

(b) Neither Company nor any ERISA Affiliate currently maintains, contributes to or participates in, nor has at any time, maintained, contributed to, participated in, or has or had an obligation to maintain, contribute to, or otherwise participate in, any employee pension benefit plan that is a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or that is subject to the provisions of Title IV of ERISA, except as disclosed on Schedule 4.17(a). The Company has no Liability, contingent or otherwise, to the Central States, Southeast and Southwest Areas Pension Fund or any other “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) in respect of any complete or partial withdrawal by the Company or its Affiliates or arising out of the cessation of or failure to make contributions to such fund, the termination of employees covered by such fund or otherwise.

(c) All payments by Company or any ERISA Affiliate required by any Employee Benefit Plan, any collective bargaining agreement or bylaw with respect to all periods through the date hereof have been timely made or, to the Knowledge of the Company, have been properly accrued on the accounting records of the Company or ERISA Affiliate as applicable.

(d) Except as disclosed on Schedule 4.17(a) and Schedule 4.17(k), the consummation of the transactions contemplated by this Agreement will not give rise to any material Liability for any employee benefits, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Covered Employee.

(e) The Company has delivered to or made available to Buyer, with respect to each Employee Benefit Plan, true, correct and complete copies of: (i) the current documents embodying and relating to the plan, documents embodying and creating any trust maintained pursuant thereto, all amendments, investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements, the most recent summary plan description with each summary of material modification, if any, and employee handbooks; (ii) Forms 5500, 990 and 1041 for the last three (3) years for the plan or any related trust, (iii) any Employee Benefit Plan financial statement and statements of investment policies and procedures and actuarial valuation reports for the immediately preceding year; (iv) all material documentation of nondiscrimination testing that has been prepared for or with respect to a plan for which such testing is required, including average deferral percentage testing, average contribution percentage testing, and Code Section 410(b) coverage testing for the last three (3) years, and (v) each material communication involving the plan or any related trust to or from the IRS, Department of Labor, Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Authority which has been sent or received in the last three (3) years.

(f) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS that addresses all amendments required to be made to such Employee Benefit Plan under the applicable provisions of ERISA and the Code as in effect on the Closing Date, except those for which the applicable remedial amendment period under the Code has not expired, or (ii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan, and no such letter has been revoked, modified or limited nor has revocation been threatened, nor is any revocation likely. The Company represents that no Employee Benefit Plan has been amended since the date of its most recent determination, opinion or advisory letter in any respect that would adversely affect its qualification. The Company represents that all material Company and employee contributions to such Employee Benefit Plans have been made in a timely manner, except to the extent that the failure to make such contributions in a timely manner would not reasonably be expected to have a Material Adverse Effect.

(g) No Proceeding has been asserted or instituted or threatened against or with respect to any Employee Benefit Plan or Compensation Agreement, any trustee or fiduciary thereof, Company or any ERISA Affiliate, any current or former director, officer, manager, member or employee thereof, or any of the assets of the Employee Benefit Plan or any related trust, except routine claims for benefits.

(h) No Employee Benefit Plan is under audit or investigation by the IRS or the Department of Labor or any other Governmental Authority and no such completed audit, if any, has resulted in the imposition of any Tax or penalty except as disclosed on Schedule 4.17(h). No event has occurred and no condition exists with respect to any Employee Benefit Plan that has subjected or is reasonably likely to subject Company or any Employee Benefit Plan, or any successor thereto, to any contribution, Tax, Lien, penalty, fee, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of Liability or expense that is material, whether individually or in the aggregate (other than a Liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under an Employee Benefit Plan). The Company is not subject to any Liens or any material excise or other Taxes, whether individually or in the aggregate, under ERISA, the Code or other Applicable Law, related to any Employee Benefit Plan.

(i) Neither the Company, nor any officer, director or other representative of the Company, nor any fiduciary, trustee or administrator of an ERISA Plan, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility involving such ERISA Plan that could subject Company or any of its officers, directors or shareholders to any Tax or penalty on prohibited transactions imposed by such Section 4975 or to any penalty under Section 502(i) or (1) of ERISA, except as disclosed on Schedule 4.17(i) that is material, whether individually or in the aggregate. The Company represents that Company is not liable for any contribution (other than those required by the terms of the Employee Benefit Plans, provided such contributions are adequately reserved in the financial books and records of Company), Tax, Lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment, or other similar type of Liability or expense of any ERISA Affiliate (including predecessors thereof) with regard to any ERISA Plan maintained, sponsored or contributed to by an ERISA Affiliate, including withdrawal liability arising under Title IV, Subtitle E, Part 1 of ERISA, liabilities to the PBGC, or liabilities under Section 412 of the Code or Section 302(a)(2) of ERISA. The Company represents that Company has no obligation to contribute to or provide benefits pursuant to, and has no other liability of any kind with respect to, (i) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (ii) a “plan maintained by more than one employer” (within the meaning of Section 413(c) of the Code).

(j) With respect to any Employee Benefit Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA, (i) no such Employee Benefit Plan is unfunded or funded through a “welfare benefits fund,” as such term is defined in Section 419(e) of the Code, and (ii) each such Employee Benefit Plan that is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, has complied in all material respects with the applicable requirements of Section 4980B(f) of the Code and any applicable state law providing for the continuation of coverage and with the Health Insurance Portability and Accountability Act, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Company represents that Company does not provide life insurance, death benefits, health or medical or other benefits beyond the date of termination of employment, except as required by COBRA and comparable state law regarding continuation of coverage.

(k) Schedule 4.17(k) identifies each Employee Benefit Plan, Compensation Agreement, or other arrangement that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)), and each such Employee Benefit Plan, Compensation Agreement, or other arrangement has been operated and administered in compliance in all material respects with Code Section 409A and all guidance issued thereunder, except to the extent that failure to so operate or administer such plan would not reasonably be expected to have a Material Adverse Effect.

(l) To the Knowledge of the Company, no fact or circumstance exists which would affect the tax-exempt, tax-favored or tax-qualified status of any Employee Benefit Plan. No Person has, in the last three (3) years, given notice questioning or challenging such compliance (other than in respect of any claim for benefit payments in the ordinary course of business related solely to such a Person who is an individual).

(m) To the Knowledge of the Company, no event has occurred or circumstance exists respecting any Employee Benefit Plan which would entitle any Person, including any Governmental Authority, to wind-up or terminate or require the wind-up or termination of any Employee Benefit Plan, in whole or in part (without the consent of Company). Except as disclosed on Schedule 4.17(a) and Schedule 4.17(k), all Employee Benefit Plans can be terminated or amended at the will of Company, upon the terms set out in such Employee Benefit Plan, without any increase in cost, penalties or other Liabilities other than reasonable administrative costs of termination.

(n) To the Knowledge of the Company, all employee data necessary to administer each Employee Benefit Plan in respect of the Covered Employees is in possession of Company or an employee benefit plan service provider, and is, to the Knowledge of the Company, complete, correct and readily accessible in all material respects and in a form which is sufficient for the proper administration of the Employee Benefit Plans in respect of such Covered Employees, except to the extent that the failure of such data to be complete or in such form would not reasonably be expected to have a Material Adverse Effect.

4.18 Intellectual Property.

(a) To the Knowledge of the Company, neither the current use of any Intellectual Property by Company nor the operation of Company’s business conflicts with, infringes upon, misappropriates or violates any rights of any third party, and Company does not have any material liability for any past infringement or misappropriation. The Company represents that, except as set forth on Schedule 4.18(a), Company is not currently, and has not been during the two (2) years preceding the date hereof, a party to any Proceeding involving a claim of infringement in connection with any Intellectual Property rights used in or relating to the Business or Company, nor has the Company received any written notice, claim or indemnification request asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred. To the Knowledge of the Company, there are no facts which indicate a likelihood of any infringement, misappropriation or violation by, or conflict with, any Person with respect to any Intellectual Property, including any demand or request that Company license rights from, make royalty payments to, or provide any monetary or non-monetary consideration to any Person in exchange for the use of any Intellectual Property.

(b) Except to the extent expressly stated otherwise on Schedule 4.18(b) or Schedule 4.18(c), Company owns and immediately after Closing will continue to own all right, title and interest in and to (or in connection with the acquisition of Equipment or Inventory, an implied license to use) the Intellectual Property used by it, free and clear of all Liens and without payment of any royalty or similar amount or other Liability to any third party, and such Intellectual Property is sufficient for and will continue to be exploitable (without royalty, fee or other payment) for the continued operation of the Business by Company following the Closing as heretofore conducted. None of the Intellectual Property owned or used by Company was conceived, invented, reduced to practice, authored, developed or otherwise created under any grant associated with, or equipment provided by, any federal, state, and/or local Governmental Authority (including any public university). All of the Intellectual Property owned by Company was conceived, invented, reduced to practice, authored, developed or otherwise created solely by either employees of the Company acting within the scope of their employment, or independent consultants or contractors of the Company pursuant to their duties to the Company and assigned to the Company. To the Knowledge of the Company, the consummation of the transactions contemplated hereunder will not result in the loss or impairment of, or obligation to pay any additional amounts with respect to, Company’s right to own, use, hold for use, or license any Intellectual Property as heretofore owned, used, held for use or licensed by them in the conduct of the Business.

(c) Schedule 4.18(c) lists each (i) Patent and invention identified in an invention disclosure, (ii) registered trademark, registered trade name, registered service mark and registered corporate name, material unregistered trademark, service mark, trade name and application to register any of the foregoing, (iii) copyright registration or application for copyright registration, and (iv) domain name registration owned by, filed by or in the name of, issued to, assigned to, licensed to or by or registered in the name of Company. Schedule 4.18(c) lists, for each item of Intellectual Property listed therein, whether such Intellectual Property is owned or licensed. Except as set forth in Schedule 4.18(c), all of the issued patents and registered trademarks, service marks, and copyrights included in Schedule 4.18(c) are valid and subsisting and in compliance with all formal requirements of Applicable Laws (including as to any and all patents, the payment of filing, examination and maintenance fees and proofs of working or use due on or before the Effective Time, and as to all registered trademarks and service marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications due on or before the Effective Time). Except as listed on Schedule 4.18(c), the Company has not taken any action or failed to take any action, and there are no actions that must be taken by Company within ninety (90) days after the Closing Date that, if not taken, would reasonably be expected to result in the loss of any Intellectual Property rights, including the payment of any registration, maintenance or renewal fees or the filing of any responses to any patent and trademark office, actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property rights for which a registration or application for registration exists on the Closing Date.

(d) Except as listed in Schedule 4.18(d), Company has not used and does not use, nor does Company require, any third party Software for the conduct of the Business, except for such off-the-shelf shrink-wrap or click-through third party Software as may be readily obtained by license from third party vendors of such Software on reasonable commercial terms at costs similar to those reflected in the Financial Reports. The Software used or held by Company includes both the executable object code versions and source code of all Software used or held for use in the Business, and such software is (i) current, accurate and complete and conforms to, and functions in accordance with, in each case in all material respects, all applicable operating manuals, user manuals, programmer notes, training materials, specifications, compatibility and configuration instructions, database schema, supporting materials, and other information relating to such Software; and (ii) compatible, interoperable, and scalable with, and will not diminish the features of functions of, the other items of Software included in the Intellectual Property. To the Knowledge of the Company, there are no viruses, spyware, malware, time or logic bombs, Trojan horses, worms, timers, clocks, trap doors, or other computer instructions, devices, or techniques embedded in any software used in the Business that erase data or programming, infect, disrupt, damage, disable, or shut down a computer system or any component of such computer system or similar items coded in the Intellectual Property. Schedule 4.18(d) sets forth a true, correct and complete list of all Open Source Software that is used or embodied in, or incorporated into, any Software owned or licensed by Company. The Company is not in violation of, in breach of, or in default under any license or terms applicable to any Open Source Software. The Company has not used, modified or distributed any Open Source Software in a manner that requires that such Open Source Software (or any Software incorporated into, derived from or distributed with the Open Source Software) be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributed at no charge.

(e) To the Knowledge of the Company, no current or former employee or contractor of Company has any right to payment with respect to the Company’s use of any Intellectual Property.

(f) The Company has taken all commercially reasonable measures in accordance with standard industry practices to protect its rights in and to the Intellectual Property and other proprietary information used by the Company in the Business and at all times has used reasonable secrecy and confidentiality measures to protect all Intellectual Property and other proprietary information, the value of which is contingent upon maintaining the confidentiality thereof, and of third party confidential information provided to Company under an obligation of confidentiality. The Company represents that with respect to each trade secret or other proprietary know-how of Company: (1) the documentation relating to such trade secret or know-how is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual; and (2) to the Knowledge of the Company, such trade secret of know-how has not been used, divulged or appropriated either for the benefit of any Person (other than for Company) or to the detriment of the Business.

4.19 Brokers. Each of the Sherman-Dixie Parties represents that he, she or it has not nor has any Person acting on behalf of him, her or it incurred any obligation or liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.20 Insurance. Schedule 4.20 sets forth a complete and correct list of all insurance policies of any kind currently in force with respect to Company or its assets, the Real Property or the Business (the “Insurance Policies”). The Company has delivered or made available true, correct and complete copies of such Insurance Policies to Buyer, and all related “loss runs” for the three (3) preceding years. Schedule 4.20 also sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. All premiums with respect to the Insurance Policies have been paid to the extent due. None of the insurers under any of the Insurance Policies has rejected the defense or coverage of any claim purported to be covered by such insurer or has reserved the right to reject the defense or coverage of any claim purported to be covered by such insurer. Except as set forth on Schedule 4.20, the Company does not have any liability for any retrospective premium adjustments under any present or past insurance policies. The Company has reserved for any potential liability on Company’s Financial Reports.

4.21 Significant Customers and Suppliers.

(a) Schedule 4.21(a) lists the twenty (20) largest customers (measured by value of net sales) during the twelve (12) month period ended December 31, 2014 and the 11-month period ended November 30, 2015, respectively, together with the dollar value of sales. Except as set forth in Schedule 4.21(a), no such customer or supplier has terminated, or, to Knowledge of the Company, threatened to terminate, its relationship with Company.

(b) Schedule 4.21(b) lists the twenty (20) largest suppliers of Company (measured by value of net purchases, respectively) during the twelve (12) month period ended December 31, 2014 and the 11-month period ended November 30, 2015, respectively, together with the dollar value of purchases, as applicable. Except as set forth in Schedule 4.21(b), the Company has not received any written notice that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not sell supplies or services to Company at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to Company, subject to general and customary price increases. To the Knowledge of the Company, no such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated hereby.

4.22 Certain Payments. Neither Company nor any of its respective managers, members, shareholders, directors, officers, agents or employees, nor any other Person associated with or acting for or on behalf of Company, has directly or indirectly: (a) made, promised or offered any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment or item of value to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment or an improper advantage in securing business, (ii) to pay for favorable treatment or an improper advantage for business secured, (iii) to obtain special concessions or for special concessions already obtained, (iv) in violation of any Applicable Law or (v) for the purposes of (i) influencing any act or decision of any Government Official in their official capacity, including to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for Company or any of its Affiliates or (ii) inducing such Government Official to use his or her influence to affect or influence any act or decision of any Governmental Authority; or (b) established or maintained any fund or asset or caused a payment that has not been accurately and fairly recorded in the books and records of Company maintained in the ordinary course.

4.23 Products and Services.

(a) The Company has furnished Buyer with or made available to Buyer true, correct and complete copies of the standard terms and conditions of sale for each of the products or services of the Business (containing applicable guaranty, warranty and indemnity provisions). Except as set forth on Schedule 4.23(a), the Company has not granted any exceptions to such standard terms and conditions of sale during, and such standard terms and conditions of sale are applicable to all of the Company’s sales during, the past three (3) years.

(b) All products manufactured, sold, leased, delivered, or produced, and all services rendered by Company have been in conformity in all material respects with all Applicable Laws and applicable contractual commitments, regulatory requirements and all express and implied warranties, except to the extent that any failure to be in such conformity would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.23(b) and except for routine repair and replacement of products in the ordinary course of business, there is no pending Proceeding, claim or demand against Company (x) for replacement or repair of any such product manufactured, sold, leased, or produced prior to the Closing by the Company, or other damages in connection therewith, or (y) arising out of any injury to any individuals or property as a result of the ownership, possession, or use of any product, nor has there been any such Proceeding, claim or demand against Company during the two (2) years preceding the date of this Agreement, nor, to the Knowledge of the Company, has the Company received any written threat of any such Proceeding, claim or demand during the twelve (12) months preceding the date of this Agreement.

(c) Except as set forth in Schedule 4.23(c), Company has not offered any material rebates, discounts, promotional allowances or similar payments or arrangements to any customer (“Rebate Obligations”), nor has the Company entered into, or offered to enter into, any Contract (whether written or oral) pursuant to which Company has, will have or may have, any Rebate Obligations with respect to any Person. All Rebate Obligations are reflected in the Financial Reports or have been incurred after the date thereof in the ordinary course of business and will be taken into account in the calculation of the Net Adjustment.

4.24 Performance Bonds. Schedule 4.24 sets forth all Contracts for which Company has, or is required to provide, performance, surety or similar bonds, letters of credit or similar third party assurances, the amount of such bonds, letters of credit or assurances and the issuer thereof. Schedule 4.24 further identifies all payments, if any, which have been made during the two (2) years preceding the date hereof under any performance or similar bonds, letters of credit or third party assurances issued on Company’s behalf.

4.25 Banking Facilities. Schedule 4.25 sets forth a true, correct and complete list of (i) each bank, trust company or similar financial institution with which Company has an account or safety deposit box or other arrangement, (ii) any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by Company thereat, (iii) the name of each Person authorized to draw thereon or have access thereto, and (iv) the name of each Person holding a power of attorney from Company and a summary of the terms or copy thereof.

4.26 Government Contracts.

(a) Except as set forth on Schedule 4.26, neither Company, nor any of its shareholders, directors, officers or employees, is (or during the last three (3) years has been) under administrative, civil or criminal investigation, or indictment or audit by any Governmental Authority with respect to any alleged violation of Applicable Law, irregularity, misstatement or omission arising under or relating to any Contract to which any Governmental Authority is a party or with respect to which any Governmental Authority is the ultimate beneficiary of Company’s performance, and, during the last three (3) years, Company has not conducted or initiated an internal investigation or made a voluntary disclosure to any Governmental Authority, with respect to any alleged violation of Applicable Law, irregularity, misstatement or omission arising under or relating to any such Contract.

(b) During the last three (3) years, (i) the Company has not been (x) debarred or suspended or (y) notified of a proposed debarment or suspension, in each case from participation in the award of Contracts with or for the ultimate benefit of any Governmental Authority, and (ii) Company has not been the subject of a finding of nonresponsibility or ineligibility for contracting with or for the benefit of any Governmental Authority (in each case excluding ineligibility to bid on specific contracts due to generally applicable bidding requirements not based on any prior acts or omissions of Company or any of its directors, officers, employees or agents), nor is there any reasonable basis for any such suspension or debarment or finding of non-responsibility or ineligibility.

4.27 Solvency. The Company (a) is “Solvent” (defined as meaning that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they may mature or become due in the ordinary course of their business), (b) has adequate capital and liquidity with which to engage in its business in the ordinary course thereof; and (c) has not incurred, and has not committed to incur, debts beyond its ability to pay as they mature or become due in the ordinary course of its business.

4.28 Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties hereto, and the parties hereto hereby agree, that the representations and warranties made by the Company, the Shareholders and the Real Estate Seller in this Article IV are the exclusive representations and warranties made by the Company, the Shareholders, the Real Estate Seller or any other Person with respect to the Company, the Shareholders and the Real Estate Seller, including the business and assets of each of them or the transactions contemplated by this Agreement. The Company, the Shareholders and the Real Estate Seller hereby disclaim any other express or implied, written or oral, representations or warranties with respect to the Company, the Shareholders and the Real Estate Seller, and the businesses and assets of the Company and the Real Estate Seller. Except as expressly set forth herein, the condition of the businesses and assets of the Company and the Real Estate Seller shall be “as is”, “where is” and “with all faults” and neither the Company nor the Shareholders nor the Real Estate Seller make any warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to the business and any of the assets of the Company or the Real Property or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Except to the extent expressly set forth herein, neither the Company, nor any Shareholder nor Real Estate Seller nor any Person is, directly or indirectly, making any representations or warranties regarding any pro forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or their respective representatives. It is understood that any due diligence materials made available to Buyer or its Affiliates or their respective representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company, the Shareholders and/or the Real Estate Seller or their respective Affiliates or their respective representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sherman-Dixie Parties, as of the date of this Agreement and again as of the Effective Time, the following:

5.01 Due Organization, Good Standing and Corporate Power. Buyer is a limited liability company duly organized and validly existing under the Laws of Delaware and has all the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction, including its jurisdiction of organization, in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

5.02 Authority; Enforceability. Buyer has the right, power and requisite authority to execute and deliver the Transaction Agreements to which it is a party, and to perform its obligations thereunder. The Transaction Agreements to which Buyer is a party constitute (or will, when executed and delivered at the Closing, constitute) the legally binding obligations of Buyer, enforceable in accordance with their respective terms. The execution, delivery and performance of the Transaction Agreements by Buyer, and the consummation by Buyer of the transactions contemplated thereby, do not and will not: (a) require the consent, waiver, approval, license or other authorization of any Person; (b) violate any provision of Applicable Law applicable to Buyer; (c) contravene, conflict with, or result in a violation of: (i) any provision of the Certificate of Incorporation, Bylaws or any other governing or constitutive documents of Buyer; or (ii) any resolution adopted by the Board of Directors or sole shareholder of Buyer; or (d) conflict with, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, or otherwise adversely affect, any material contract to which Buyer is a party, which, as to each of (a) through (d), would materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein or to perform its obligations under the Transaction Agreements to which Buyer is a party. All requisite corporate action has been taken by Buyer authorizing and approving the execution and delivery by Buyer of the Transaction Agreements to which Buyer is or will be a party, the performance by Buyer of its duties and obligations thereunder, and the taking of all other acts necessary and appropriate for the consummation of the transactions contemplated thereby.

5.03 Brokers. Buyer has not incurred any obligation or liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the transactions contemplated hereby.

5.04 Investment Intent.

(a) Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of selling the Shares in violation of the federal securities Laws or any applicable foreign or state securities Law.

(b) Buyer qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act of 1933 (the “Securities Act”).

(c) Buyer understands that the acquisition of the Shares to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Buyer and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and Buyer can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investments in the Shares to be acquired by it pursuant to the transactions contemplated hereby.

(d) Buyer understands that the Shares to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities laws or pursuant to an applicable exemption therefrom. Buyer acknowledges that there is no public market for the Shares and that there can be no assurance that public market shall develop.

5.05 Consents and Approvals. Assuming all filings required under the Applicable Laws are made and any waiting periods thereunder have been terminated or expired, no consent of or filing with any Governmental Entity, which has not been received or made, is necessary or required with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated by this Agreement, except for (a) the consent or filings set forth in Schedule 5.05 and (b) any other consents or filings which, if not made or obtained, would not reasonably be expected to materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

5.06 Solvency. Buyer is not entering the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Affiliates. Assuming that (a) the representations and warranties of the Company, each Shareholder and Real Estate Seller contained in this Agreement are true and correct in all material respects (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) and the representations and warranties in Section 4.27 are true and correct in all respects, (b) the Company, the Shareholders and Real Estate Seller have complied with their respective obligations under this Agreement, and (c) any estimates, projections or forecasts of the Company made available prior to the date hereof to Buyer have been prepared in good faith based on assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated hereby, Buyer and the Company, on a consolidated basis, shall be Solvent and shall have adequate capital to carry on their respective businesses.

5.07 Litigation. There is no action or investigation pending or, to the Knowledge of Buyer, threatened, against or affecting Buyer, or any of its properties or rights, which would reasonably be expected to materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

5.08 Compliance with Laws. Except for such non-compliance as would not reasonably be expected to materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein, Buyer is in compliance with all Applicable Laws.

5.09 Acknowledgment by Buyer.

Buyer has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Company which investigation, verification, review and analysis was conducted by Buyer and its Affiliates and, to the extent Buyer deemed appropriate, by Buyer’s representatives. Buyer acknowledges that it and its representatives have been provided access to the personnel, properties, premises and records of the Company for such purpose, Buyer acknowledges and agrees, to the fullest extent permitted by Applicable Law, that, except as expressly set forth in the Transaction Agreements or in any officer’s certificate delivered pursuant to the Transactions Agreements, none of the Company, Shareholders or Real Estate

Seller or any of their respective directors, officers, stockholders, members, employees, Affiliates, controlling Persons, agents, advisors or representatives makes any oral or written representation or warranty, either express or implied, with respect to the Company or its operations, financial condition, assets, liabilities or prospects, the pro-forma financial information, projections or other forward-looking statements of the Company, or the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.01 Confidentiality.

(a) From and after the Closing, none of Real Estate Seller nor any Shareholder will, and each will cause its Related Parties and representatives not to, directly or indirectly, use or disclose (other than to or, in the case of William DeLay or Michael Scalf, in the course of and consistent with his employment duties, on behalf of Buyer or Company) any Confidential Information of or relating to Company, the Business or the Real Property. This Section 6.01(a) shall survive the Closing and shall continue indefinitely. Nothing in this Section 6.01 shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides Buyer or Company with greater or longer protection than provided in this Section 6.01.

(b) For purposes of this Agreement, “Confidential Information” means any and all technical, business and other information and data of or relating to Company, the Business or the Owned Real Property that derives value, actual, potential, economic or otherwise, from not being generally known to other Persons, including technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of, or information relating to, actual or potential customers or suppliers, acquisition and investment plans and strategies, marketing plans, business plans or operations of the Business. Confidential Information includes information of third parties relating to the Business that Company is obligated to or does keep or treat as confidential.

(c) The obligations set forth in Section 6.01(a) shall not apply to any information that a Shareholder can demonstrate: (i) has become generally available after the Closing Date to the public through no act or omission of any Shareholder or Real Estate Seller and without violation of this Agreement, any other confidentiality obligation of any Shareholder or Applicable Law; or (ii) is required to be disclosed by subpoena or other mandatory legal process; provided that such Shareholder shall promptly give Buyer notice of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand, and shall use reasonable efforts to obtain, and upon request, provide reasonable cooperation should Buyer or Company seek to obtain, an appropriate protective order.

6.02 Covenant Not to Compete.

(a) As a material and valuable inducement for Buyer to enter into this Agreement, pay and deliver and the Equity Purchase Consideration and Real Estate Purchase Consideration and to consummate the transactions contemplated hereby and by the other Transaction Agreements, each of Real Estate Seller and each Shareholder hereby agrees that it, he or she will not, and will not permit any of its, his or her respective Affiliates to, except, in the case of William DeLay or Michael Scalf, in the course of and consistent with his employment duties on behalf of Buyer, during the period beginning on the date hereof and ending on the fifth (5th) anniversary of the date hereof, directly or indirectly, for any reason, for its, his or her own account, or on behalf of, or together with or through, any other Person or entity, whether as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, member, equity owner, employee, consultant, sales representative or otherwise:

(i) own, control, manage, or participate in the ownership, control or management of, or render services or advice to, or have a material financial interest in, or lend his or her name to, any business engaged in, or that is undertaking to become engaged in, in whole or in part, the manufacture, purchase, sale or distribution, within or into any of the States of Alabama, Indiana, Kentucky, Ohio or Tennessee, of any product currently (or within the past two (2) years was) manufactured, assembled, sold or distributed by the Company, including any Product or any product that is identical to or a reasonable substitute for any Product sold by Company as of the date hereof (collectively, “Competitive Products”);

(ii) solicit, or assist in the solicitation of, any Person to which Company sold, provided or solicited to sell or provide any Competitive Product, in each case during the two-year period ending on the Closing Date, for the purpose of selling, providing or soliciting to sell or provide any Competitive Product;

(iii) solicit, or assist in the solicitation of, any Employee or other Person employed or engaged by Company in any capacity (as an employee, independent contractor or otherwise) to terminate such employment or other engagement, whether or not such employment or engagement is pursuant to a contract and whether or not such employment or engagement is at will; or

(iv) knowingly or intentionally damage or destroy the goodwill and esteem of Company or the Business with its suppliers, employees, patrons, customers, and any others who may at any time have or have had business relations with Company or the Business.

(b) Notwithstanding anything herein to the contrary, it shall not be a breach of the covenant contained in Section 6.02(a)(i) for the Shareholders to own, directly or indirectly, up to an aggregate of two percent (2%) of any class of securities traded on a national securities exchange of any Person engaged in any of the activities described in Section 6.02(a)(i), so long as such securities are held as a passive investment.

(c) Each of Real Estate Seller and each Shareholder agrees and acknowledges that the nature of the activities restricted and the duration and geographic scope of such restrictions set forth in this Section 6.02 are reasonable in view of the nature of the Business conducted by the Company and Buyer’s need to protect the goodwill of the Company and are not unduly burdensome. Although the parties have, in good faith, used their best efforts to make the provisions of Sections 6.01(a) and 6.02(a) reasonable in terms of geographic area, duration and scope of restricted activities in light of Company’s activities in the conduct of the Business and the direct and indirect consideration to be received by the Shareholders and Real Estate Seller hereunder, and it is not anticipated, nor is it intended, by any party hereto that an arbitral panel or court of competent jurisdiction would find it necessary to reform the provisions hereof to make them reasonable in terms of geographic area, duration or scope of restricted activities, the parties understand and agree that if an arbitral panel or court of competent jurisdiction determines it necessary to reform the geographic area, duration or scope of restricted activities of Sections 6.01(a) or 6.02(a) in order to make it binding and enforceable, such provision shall be considered divisible in all respects and such lesser geographic area, duration or scope of restricted activities as any such court or arbitral panel shall determine to be reasonable shall be effective, binding and enforceable.

(d) The parties recognize and agree that in the event of a breach or threatened breach by any of Real Estate Seller or any Shareholder of Section 6.01(a) or 6.02(a), money damages would not be an adequate remedy to Buyer for such breach and, even if money damages were adequate, it would be difficult to ascertain or measure with any degree of accuracy the damages sustained by Buyer therefrom. Accordingly, if there should be a breach or threatened breach by any of Real Estate Seller or any Shareholder of the provisions of Section 6.01(a) or 6.02(a), Buyer shall be entitled to injunctive relief restraining Real Estate Seller or any such Shareholder from any such breach. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer or its Affiliates may otherwise have under Applicable Law.

(e) In the event that of any breach or violation by any of Real Estate Seller or any Shareholder of any of the covenants in this Section 6.02, the time period of such covenant shall be tolled until such breach or violation is resolved.

(f) All of the covenants in Sections 6.01(a) and 6.02(a) are intended by each party hereto to be, and shall be construed as, agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Real Estate Seller or any Shareholder against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in Section 6.01(a) or 6.02(a). The parties hereby agree that Section 6.01 and this Section 6.02 are a material and substantial part of the transactions contemplated hereby.

6.03 Consents; Failure to Obtain Consents. After the Closing, the Shareholders will use their reasonable commercial efforts to obtain or cause to be obtained promptly any consents required in connection with the transactions contemplated by any of the Transaction Agreements that are requested by Buyer and that have not been obtained prior to or at the Effective Time.

6.04 Surveys and Title Insurance.

(a) Prior to Closing, Buyer shall have received the following title insurance policies (“Title Policies”) issued by Chicago Title Insurance Company (the “Title Company”): (1) an ALTA owner’s policy of title insurance with respect to the Owned Real Property or irrevocable or unconditional commitment from the Title Company to issue the same, in the amount of the value of such insured Real Property (as determined by the Parties); and (2) an ALTA leasehold policy, with respect to the Leased Property, or irrevocable or unconditional commitment from the Title Company to issue the same, in the amount of the value of such insured Real Property (as determined by the Parties).

(b) Each of the Title Policies must be (1) dated, or updated to, the Closing Date, (2) insure, or commit to insure, Company’s good and indefeasible title in fee simple to each parcel of Owned Real Property, or Company’s valid leasehold interest to each insured parcel of Company Leased Property, as applicable, with extended coverage over the standard exceptions (“Standard Endorsement”), and (3) free and clear of all Liens except Permitted Liens, and (4) contain, at Buyer’s option, such other endorsements and affirmative coverages as required by Buyer (“Special Endorsements”), including, without limitation, to the extent available, zoning, access, single assessed parcel, and comprehensive endorsements.

(c) Buyer shall pay for the reasonable costs of any survey or updated survey for each parcel of Owned Real Property and Company Leased Property to be insured hereunder commissioned by Buyer in connection herewith (“Survey”). Each Survey shall be prepared in accordance with the 2005, or newer, Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys by a surveyor acceptable to Buyer.

(d) The premium for each of the Title Policies, with the Standard Endorsement and any Special Endorsements, shall be paid by Buyer. The Real Estate Seller agrees to provide such documentation or other information as the Title Company may require to (i) satisfy all the requirements set forth on Schedule B, Section I of the title commitments issued in connection with the Title Policies, (ii) remove all standard exceptions set forth on Schedule B, Section II of the title commitments issued in connection with the Title, and (iii) allow the Title Company to issue the Title Policies with the Standard Endorsement and the Special Endorsements.

6.05 Pre and Post Closing Settlement with the Department of Transportation Federal Highway Administration. Prior to Closing, the Company caused any and all fines, financial obligations and any other Liabilities to be satisfied or paid to the U.S. Department of Transportation Federal Highway Administration (“FHWA”). The Company remains obligated to conduct certain monitoring activities as set forth in the FHWA Settlement Agreement. The Buyer acknowledges that the Company is required by the FHWA Settlement Agreement to continue to abide by the terms of the FHWA Settlement Agreement from and after the Effective Time.

6.06 Louisville Equipment. For a period of ninety (90) days after the Closing Date, Agent will arrange for Buyer and Company to have access to the properties owned by Affiliates of the Real Estate Seller and located in Louisville, Kentucky (the “Louisville Location”) in order for Company or Buyer to remove from the Louisville Location, at Buyer’s cost, any or all pipe production machinery, equipment comprising the batch plant and rolling stock located at the Louisville Location at Closing. For a period of one hundred eighty (180) days after the Closing Date, Agent shall arrange for Buyer and Company to have access to the Louisville Location in order for the Company or Buyer to sell, at Buyer’s cost, from that location any Inventory located at the Louisville Location at Closing and/or remove such Inventory from such location at Buyer’s cost. No Sherman-Dixie Party or Related Party has during the 90 days prior to Closing or will sell, transfer, remove or relocate any such machinery, equipment, stock or (other than ordinary course sales) Inventory from the Louisville Location until after the expiration of the periods described herein. Any such equipment or Inventory still present at the Louisville

Location upon the expiration of the ninety (90) day or one hundred eighty (180) day period, as applicable, shall cease to be property of the Company and shall become the property of the owner of the real property constituting the Louisville Location without any obligation of such owner or any of the Sherman-Dixie Parties to pay any consideration for such equipment or Inventory. Notwithstanding any other provision hereof, any subsequent sale by such owner or by any of the Sherman-Dixie Parties to a third-party purchaser of the Louisville Location of any such equipment or Inventory that becomes the property of such owner pursuant to the preceding sentence shall not be a violation of any non-competition agreement or obligation applicable to such owner or any Sherman-Dixie Party. Neither Buyer nor the Company shall be obligated to pay any rent or other fee for access to the Louisville Location during the above referenced ninety (90) day or one hundred eighty (180) day periods.

6.07 Corporate Headquarters. Within sixty (60) days after the Closing Date, Agent shall have arranged for a lease of the Company’s current corporate headquarters to the Company by the current landlord on term reasonably acceptable to Buyer, including a term of at least one (1) year and at the same monthly rent currently being paid by the Company as to such headquarters and with other terms generally consistent with the current terms of the Company’s lease as to such headquarters.

6.08 Estoppel Certificates. Within ninety (90) days after the Closing Date, Agent shall have provided to Buyer an estoppel certificate in a form reasonably acceptable to Buyer, for each of the Third Party Leases, executed by the landlord (or sublessor, licensor or similar party, if applicable) thereunder.

ARTICLE VII

TAXES AND RELATED MATTERS

7.01 Preparation of Tax Returns; Tax Contests.

(a) The Agent shall prepare or cause to be prepared, at the Shareholders’ expense, and Company shall file or cause to be filed all income Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date (“Pre-Closing Periods”) that are to be filed after the Closing Date. In all non-federal jurisdictions, for all Pre-Closing Periods, the Agent shall include the income of the Company on, as required by Applicable Law, (i) separate Company Tax Returns, (ii) any Shareholder Tax Returns, or (iii) Real Estate Seller Tax Returns. All Tax Returns required by this Section 7.01(a) shall be prepared and filed in a manner consistent with prior practice, except as required by Applicable Law. The Agent shall provide Buyer with a copy of all such income Tax Returns at least twenty (20) days prior to the due date for filing such Tax Returns. The Agent shall (i) prepare or cause to be prepared such Tax Returns in a manner consistent with Applicable Law and Company’s past practices to the extent consistent with Applicable Law; (ii) consult in good faith with Buyer and its agents as to the contents of such Tax Returns; (iii) make the relevant books, records, other materials and documents available to Buyer or its agents; (iv) cooperate fully with Buyer in connection therewith; and (v) not take any position on such Tax Returns that will result in any material increase of Taxes to Company, Buyer or its Affiliates for a period (or portion thereof) beginning after the Closing Date without Buyer’s consent. Buyer shall have the right to review and comment on any such Tax Return prior to filing, and the Agent shall incorporate any reasonable comments of Buyer. Company shall cause such Tax Returns to be filed on or before the respective due dates therefore. Except as required by Applicable Law, without the prior written consent of Buyer, the Agent shall not file any amended Tax Return for Company with respect to any Pre-Closing Period.

(b) Buyer shall cause Company to prepare (or cause to be prepared) and file (or cause to be filed) when due (taking into account all extensions properly obtained) all income Tax Returns required to be filed by or with respect to Company relating to taxable periods that begin before and end after the Closing Date (“Straddle Periods”). Buyer shall deliver to the Agent copies of each such income Tax Return relating to Straddle Periods, along with a statement (a “Tax Statement”) showing the pre-Closing portion of any Liability for Taxes required to be paid with such Tax Return (computed in accordance with Section 7.01(d)), at least twenty (20) days prior to the due date for filing such Tax Return, and shall permit the Agent a reasonable opportunity to review and comment on such Tax Return and Tax Statement prior to filing (provided that Buyer may reasonably redact portions of such Tax Return not relating to Company). If the parties have not resolved any dispute relating to any such Tax Return prior to the due date for filing such Tax Return, then Buyer may file such Tax Return as prepared, but such filing shall not prejudice the rights of any party to pursue such dispute.

(c) Not later than five (5) Business Days prior to the due date for the payment of income Taxes on any income Tax Return to be filed after the Closing Date relating to a Pre-Closing Period or a Straddle Period, the Agent shall pay to or cause to be paid to Buyer the amount of Taxes payable shown on such Tax Return (in the case of a Pre-Closing Period) or the Tax Statement (in the case of a Straddle Period). No payment pursuant to this Section 7.01(c) shall excuse the Shareholders from their indemnification obligations pursuant to Article IX if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by any such Tax Return exceeds the amount of any payments under this Section 7.01(c).

(d) Company shall, unless prohibited by Applicable Law, close its taxable year as of the Effective Time. If Applicable Law does not permit closure of such taxable year as of the Effective Time, the Taxes of Company, if any, shall be allocated (i) to the Shareholders for the period up to the Effective Time, and (ii) to Buyer for the period from and after the Effective Time, pursuant to the following methodology: (x) Taxes, other than those referred to in clause (y) below, shall be allocated by means of a closing of the books and records of Company as of the Effective Time, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending immediately prior to the Effective Time and the period beginning with the Effective Time in proportion to the number of days in each such period, and (y) property Taxes and ad valorem Taxes shall be allocated between the period ending immediately prior to the Effective Time and the period beginning with the Effective Time in proportion to the number of days in each such period.

(e) The parties agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to either Company’s assets or the Business as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment relating to Company or its assets or Business. The parties shall keep all such information and documents received by them confidential unless otherwise required by Applicable Law.

(f) Notwithstanding any other provisions hereof, if an audit or other Proceeding is commenced, an adjustment is proposed or any other claim is made by any Governmental Authority with respect to a Liability for Taxes of Company that would be subject to indemnification pursuant to Section 9.01 relating to a Pre-Closing Period or Straddle Period (a “Tax Claim”), Buyer shall notify the Agent thereof in writing promptly and in any event within thirty (30) days after receiving any written notice from such Governmental Authority stating the nature and basis of any Tax Claim; provided that, no delay on the part of Buyer in notifying the Agent will relieve the Shareholders from any obligations hereunder, unless Buyer’s delay actually and materially prejudices Shareholders’ rights thereby. Buyer will have the right to handle, defend, conduct and control any Tax Claim; provided that, Buyer shall (i) consider in good faith any suggestions made by the Agent about the conduct of such audit or contest; (ii) allow the Agent to review and comment in advance on all written submissions and filings relevant to the Tax Claim and consider in good faith any reasonable comments of the Agent; and (iii) provide copies to the Agent of all material correspondence and other written communications between the Agent and any Governmental Authority relating to the Tax Claim. Buyer shall not settle or otherwise terminate any such Tax Claim without prior written notice to the Agent.

(g) The Agent shall timely pay to Buyer any Taxes that become payable in respect of any Tax Claim for which the Shareholders are liable hereunder or that are required to be paid by Shareholders in order to maintain any Tax contest. Such payments will be timely refunded to the Shareholders in the event a Tax contest for Taxes is successful or shall be applied to any indemnity payment to be made pursuant to Article IX in the event the contest is not successful. Upon a final determination of any Tax contest for which the Shareholders are responsible, the Shareholders shall pay such Taxes, if any, as required by Applicable Law.

7.02 Additional Tax Matters.

(a) The Sherman-Dixie Parties will pay (i) all transfer, documentary, sales, use, stamp, registration, recording and other such Taxes and governmental fees (including any penalties and interest), as applicable, incurred in connection with the transfer of the Shares, and (ii) all sales and transfer taxes in connection with the transfer of Owned Real Property. The parties will cooperate to the extent reasonably necessary to make such filings or returns as may be required. Buyer shall notify Agent in writing if Buyer desires to make and file an election under Section 338(h)(10) of the Code (and any comparable elections under state, local or foreign law) with respect to the Company. Within a reasonable time after receipt of such written notice, Agent may jointly make and file such election with Buyer so long as Agent is satisfied, in his sole discretion, that such election does not and will not result in Agent, Shareholders or Real Estate Seller paying additional Taxes that are not reimbursed by Buyer or suffering other adverse tax or economic consequences. In no event shall the Agent or the Shareholders be obligated to make such election.

(b) For purposes of determining the Net Working Capital, any pro-rated Taxes and other expense items such as rent, utilities and similar expenses, as applicable, with respect to properties referenced on Schedule 7.02(c) that relate to a period beginning before the Closing Date shall be apportioned such that prepayments thereof relating to periods from and after the Effective Time shall be treated as a current asset, and amounts in respect thereof to be paid following the Closing but relating to periods prior to the Effective Time shall be treated as a current liability.

(c) Buyer, the Company and Real Estate Seller, as applicable shall pro-rate rents, operating expenses, water and sewer charges, and other utilities, real estate, personal property and ad valorem Taxes and all prepaid assets and liabilities and assessments relating to the property referenced on Schedule 7.02(c) as indicated on such Schedule 7.02(c) based upon the number of days before and after the Closing Date in the relevant period. Shareholders and Real Estate Seller shall be responsible for all such amounts with respect to periods before the Closing Date, and Buyer or Company shall be responsible for all such amounts in respect of periods beginning on and after the Closing Date. To the extent any amounts to be pro-rated hereunder are not definitively known as of the Closing, the parties shall use their best estimate for purposes of calculating the amounts payable at the Closing, subject to true-up as appropriate and as soon as reasonably practicable when the final amounts are known. For the avoidance of doubt, amounts to be pro-rated hereunder shall not be taken into account in the calculation of the Net Working Capital as of the Effective Time. Buyer and Real Estate Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance related to the Owned Real Property as is reasonably necessary for the preparation and filing of all Tax Returns in connection with matters relating to the Owned Real Property prior to the Closing, including the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the making of any voluntary disclosures, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

(d) The Buyer and Sherman-Dixie Parties hereto agree to treat all payments made pursuant to Article III or Article IX or any other indemnity provisions contained in this Agreement as purchase price adjustments to the Equity Purchase Consideration or Real Estate Purchase Consideration, as applicable, for all income Tax purposes, except as otherwise required by Applicable Law.

ARTICLE VIII

COVENANTS OF ALL PARTIES

8.01 Further Assurances. From time to time, the parties will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may reasonably be necessary or requested by another party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement, including to put Company in actual possession, ownership and control of the assets used in and necessary to the conduct of the Business as described in Section 4.09(e) without payment by Buyer or Company of any additional consideration or incurrence of Liability.

8.02 Certain Filings. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any action, consent, approval or waiver from any party to any Contract is required, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information reasonably required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.

8.03 Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or securities exchange rules, will not issue any such public statement without the prior written consent of Buyer and the Agent; provided that, any press release or public statement, whether issued or made with the consent of the parties or as required by Applicable Law or by securities exchange rules or otherwise, shall not use, reference or allude to the name “Lone Star”, “Lone Star Funds” or any similar alternative; provided further that, for the avoidance of doubt, following the Closing, routine notifications by Buyer or Company to customers, suppliers and other third parties having dealings with Company or the Business will not constitute public statements for purposes of this Section 8.03.

ARTICLE IX

INDEMNIFICATION

9.01 Agreement to Indemnify.

(a) Subject to the limitations set forth in this Article IX (including, without limitation, Sections 9.01(b), 9.03, and 9.04), William T. “Pete” DeLay and Katherine H. DeLay, jointly and severally (collectively, the “Indemnitor”), agree to indemnify, defend and hold harmless Buyer and its Affiliates (including after the Closing, Company), and their respective officers, directors, employees, representatives and agents (collectively, the “Indemnitees”) from, against and in respect of any and all Damages incurred by any Indemnitee arising out of or as a result of:

(i) inaccuracy or misrepresentation in or breach of any representation or warranty made by any of the Company, the Real Estate Seller, or the Shareholders in Article IV of this Agreement; provided, however, that all Qualifications contained in any such representation, warranty or certification shall be disregarded for purposes of determining whether a breach has occurred and the amount of Damages resulting therefrom;

(ii) any breach of any covenant or agreement made by any Indemnitor in any Transaction Agreement;

(iii) Liabilities in respect of any Taxes (or any nonpayment thereof) (A) of the Sherman-Dixie Parties for any Tax Period (including any Taxes for which the Sherman-Dixie Parties are responsible pursuant to Section 7.02(a)), (B) imposed on the Company or any Shareholder, or for which the Company becomes liable, for any Pre-Closing Period or for the pre-Closing portion of any Straddle Period (as determined pursuant to Section 7.01(d)), or (C) of or imposed on any Person for which the Company is or has been liable as a transferee or successor, by Contract or assumption, operation of law or otherwise.

(iv) the amount of any Accounts Receivable outstanding as of the Closing and included in the calculation of the Net Working Capital that are not collected in full by Company within one hundred eighty (180) days of the Closing Date;

(v) any Liabilities arising under the EPA Consent Agreement and Final Order No.: CWA-040201304521(b), dated November 7, 2013, the EPA Consent Agreement and Final Order Docket Numbers: EPCRA-04-2014-2022(b) and EPCRA-05-2014-2020, dated January 27, 2015, the FHWA Settlement Agreement and the Settlement Agreement, by and among the United States Attorney’s Office for the Middle District of Tennessee on behalf of the United States Department of Transportation and Company, to the extent the Damages incurred in respect thereof exceed the related accruals taken into account in the calculation of the Net Working Capital;

(vi) any Transaction Expenses and any Debt not taken into account in the calculation of the Final Adjustment Amount; (vii) any Excluded Assets or Retained Liabilities of the Real Estate Seller;

(viii) any and all Proceedings (a) identified in Schedule 4.08 or (b) to the extent the Proceeding arises out of a matter subject to indemnification under Section 9.01(a)(i));

(ix) the matters identified in Schedule 9.01(a)(ix).

(x) (A) the failure to obtain consent (in form and substance reasonably acceptable to Buyer) to the transactions contemplated hereby from any of the third parties to the Contracts listed in Schedule 2.04(h)(xiv) within 90 days after the Closing Date; provided, that any Damages suffered by Company after Closing but prior to such date arising out of any claims by such third parties for breach or default shall be indemnifiable Damages hereunder and (B) any Damages incurred by Company prior to Agent’s satisfaction of its obligations under Section 6.07.

(b) The Sherman-Dixie Parties and the Buyer acknowledge and agree that Buyer’s recourse for the amount of missing, defective, damaged, obsolete or slow moving inventory shall be limited to the Inventory Reserve Amount, as included in the final determination of Net Working Capital, absent fraud, thereby eliminating the need for indemnification as to the accounting for the Inventory or the breach or alleged breach of any representations or warranties as to the amount of Inventory at Closing, whether missing, defective, damaged, obsolete or slow moving, absent fraud.

9.02 Indemnification Procedures.

(a) Except with respect to Tax Claims, which are governed exclusively by Section 7.01(f), if any third party asserts a claim against an Indemnitee with respect to any matter for which the Indemnitee intends to seek indemnification against any Indemnitor under this Article IX, then the Indemnitee will notify the Agent (a “Claim Notice”), on behalf of the Indemnitor, thereof within fifteen (15) days thereafter, such notice to state with reasonable specificity the nature and basis and amount of any claim made by the third party; provided that, no delay on the part of an Indemnitee in notifying the Agent will relieve any Indemnitor from any obligation hereunder unless, and then solely to the extent that, the Indemnitor is actually and materially prejudiced thereby. In the event the Agent notifies the Indemnitee within fifteen (15) days after the date of the Claim Notice that the Indemnitor will indemnify the Indemnitee in respect of such matter, then the Agent may, by notice to the Indemnitee within thirty (30) days after the Claim Notice (or sooner, if the nature of the third-party claim so requires), assume, at Agent’s sole cost and expense, the defense of such matter on behalf of the Indemnitor, but only if (i) Agent provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that Agent will have adequate financial resources to defend against the third-party claim and fulfill its indemnification obligations hereunder; (ii) the third-party claim involves only money damages and does not seek an injunction or other equitable relief; (iii) the Agent conducts the defense actively to the extent it reasonably determines is appropriate; and (iv) none of the circumstances described in the last sentence of this Section 9.02(a) exist. If the Agent assumes the defense of such matter, (1) Agent will defend the Indemnitee against the matter with counsel of the Agent’s choice; provided, such counsel is reasonably satisfactory to the Indemnitee, (2) the Indemnitee may retain separate counsel at its sole cost and expense, and (3) neither the Agent nor the Indemnitor will consent to the entry of a judgment or consent order with respect to the matter, or enter into any settlement, in each case which either (A) grants the plaintiff or claimant any form of relief other than monetary damages which will be satisfied in full by the Indemnitor or (B) fails to include a provision whereby the plaintiff or claimant in the matter releases the Indemnitees from all Liability with respect thereto, in either such case without the written consent of the Indemnitee. If the Agent does not assume the defense of such matter, (x) the Indemnitee may defend against the matter in any manner it reasonably may deem appropriate, and with counsel of its choice, and without prejudice to its indemnification rights hereunder, and (y) the Indemnitor may retain separate counsel at his sole cost and expense. Notwithstanding anything to the contrary in the foregoing, if defendants in any action include any Indemnitee and the Indemnitor, and any Indemnitee shall have been advised by its counsel that there may be material legal defenses available to such Indemnitee inconsistent with those available to the Indemnitor, or if a conflict of interest exists between any Indemnitee and the Indemnitor with respect to such claim or the defense thereof, or if the Agent’s control of such defense would reasonably be expected to have a material adverse effect on Company, the Business or the outcome of the matter, then in any such case, the Indemnitee shall have the right to re-assume such defense through its own counsel (Indemnitee shall use one counsel for all Indemnitees (plus local counsel if necessary) unless legal conflict exists), and without prejudice to its indemnification rights hereunder.

(b) In the event that an Indemnitee notifies the Agent, on behalf of the Indemnitor, of any claim for indemnification hereunder that does not involve a third party claim, the Indemnitor shall, within thirty (30) days after the date of such notice, pay to the Indemnitee the amount of Damages payable pursuant to this Section 9.02 (and Indemnitor shall be entitled to funds from the Escrow Account in the amount of such Damages) and shall thereafter pay (or release from the Escrow Account) any other Damages payable pursuant to this Section 9.02 and arising out of the same matter on demand, unless the Agent disputes in writing the Indemnitor’s liability for, or the amount of, any such Damages within such 30-day period, in which case such payment shall be made as provided above in respect of any matters or amounts not so disputed and any Damages in respect of the matters so disputed shall be paid (and Indemnitor shall be entitled to funds from the Escrow Account in the amount of such Damages) within five (5) Business Days after any determination (by agreement of such Indemnitee and the Agent or the Indemnitor, or pursuant to arbitration in accordance with Section 10.11) that the Indemnitor is liable therefor pursuant to this Section 9.02.

9.03 Survival of Representations, Warranties and Covenants.

(a) Except as otherwise provided in this Section 9.03, all representations and warranties contained herein and the right to assert claims hereunder in respect of any breach thereof shall survive the Closing (and the delivery of any other Transaction Agreement) and any investigation heretofore or hereafter conducted by or on behalf of the party entitled to benefit thereof, and shall expire on the date that is eighteen (18) months following the Closing Date.

(b) Notwithstanding Section 9.03(a) above, (i) the representations and warranties made in Sections 4.01 (Organization), 4.02 (Authority; Enforceability: limited to the 1st, 2nd and last sentence of Section 4.02), 4.03(a) and (b) (Capitalization), 4.09(c) (Title), 4.14(a) (Real Property – Title), and any claims against a Sherman-Dixie Party for fraud or intentional misrepresentation, shall survive indefinitely and (ii) the representations and warranties made in Sections 4.11 (Tax Matters), 4.14(c) (Real Property – Taxes), 4.15 (Environmental Matters) and 4.17 (Employee Benefit Plans) shall each survive until the expiration of the respective statute of limitations applicable to the subject matter thereof, and the right to assert claims hereunder in respect of any breach thereof, shall survive the Closing until the expiration of the applicable time frame set forth in this sentence. The representations and warranties identified in this Section 9.03(b) are referred to herein as the “Fundamental Representations.”

(c) Notwithstanding anything to the contrary herein, the survival period in respect of any alleged or actual breach of a representation or warranty in this Agreement, or any related claim, shall be extended automatically to include any time period necessary to resolve a claim for indemnification that was asserted by the giving of notice in accordance with Section 9.01 and this Article IX before expiration of such survival period, but not resolved and shall not expire until resolved. Liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated, and the parties’ waive any defense based on any statute of limitations or repose with respect to any such matter. Under no circumstances shall the fact that Damages are still being or may in the future be incurred be a basis for postponing or delaying satisfaction of any Indemnitee’s right to be indemnified in respect of indemnifiable Damages that have already been incurred.

(d) Notwithstanding anything herein to the contrary, all covenants, agreements or obligations contained in this Agreement shall survive the Closing (and the delivery of any other Transaction Agreement) in accordance with their respective terms and conditions.

9.04 Limitations.

(a) The Indemnitor shall not have any obligation to indemnify any Indemnitee with respect to Damages pursuant to Sections 9.01(a)(i) (and (a)(viii), to the extent such Proceeding arises out of a matter subject to indemnification under Section 9.01(a)(i)) unless the aggregate amount of all such Damages exceeds Seven Hundred Fifty Thousand Dollars ($750,000) (at which point the Indemnitees shall be entitled to indemnification only for the amount of Damages exceeding Seven Hundred Fifty Thousand Dollars ($750,000) thereof) (the “Deductible”). Notwithstanding the foregoing, the Deductible shall apply only to Damages under Sections 9.01(a)(i) (and (a)(viii) in respect of related Proceedings arising after the Effective Date), but shall not apply to Damages in respect of any inaccuracy or breach of any Fundamental Representations, and shall apply to no other Damages incurred by Indemnitees under this Agreement or any Transaction Agreement.

(b) Subject to the proviso herein, the maximum aggregate indemnification liability of the Indemnitor in respect of Damages pursuant to Section 9.01 shall not exceed Five Million One Hundred Seventy-Five Thousand and No/100 Dollars ($5,175,000.00), together with any interest accrued thereon in the Escrow Account (the “Cap”); provided, however, that the Cap shall not apply to or limit Damages in respect of an inaccuracy or breach of any Fundamental Representations, or Damage pursuant to Sections 9.01(a)(ii), (a)(iii), (a)(v), (a)(vi), (a)(vii), with respect to Proceedings pending as of the Effective Time, (a)(viii), (a)(ix) or (a)(x). Neither the Deductible nor the Cap shall apply to indemnification in respect of fraud or intentional misrepresentation.

(c) Based on the Inventory Reserve Amount as included in the final determination of Net Working Capital, notwithstanding anything herein to the contrary, the Indemnitor shall not have any obligation to indemnify any Indemnitee with respect to Damages relating to the amount or condition of any Inventory on hand on the Closing Date, absent fraud. No application or use of the Inventory Reserve Amount shall count against the Deductible.

(d) No payments by Indemnitor or application of the Escrow Deposit pursuant to Section 9.01(a)(iv) shall count against the Deductible. No payments by Agent or application of the Escrow Deposit as to the Final Adjustment Amount shall count against the Deductible.

(e) Except for claims based on fraud and the final determination of the Final Adjustment Amount, the indemnification provisions of this Article IX will be the sole remedy of Indemnitees with respect to a breach of the Company’s or any Shareholder’s or Real Estate Seller’s representations and warranties set forth in this Agreement or in any agreement or documents related thereto delivered at Closing relating to the transactions contemplated hereby, and with respect to any other matters as to which indemnity is to be provided under Section 9.01(a) and each Indemnitee hereby waives and releases any and all contract claims (other than its right to seek indemnity under this Article IX) and all tort and other causes of action that may be based upon, arise out of or relate to this Agreement or any such related agreement or the transactions contemplated hereby or thereby, or the negotiation, execution or performance of such agreements (including any tort claim or other cause of action based upon, arising out of or related to any representation, or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement); provided, however, that (i) nothing herein shall limit the right to equitable relief, including injunctive relief or specific performance, to which it may be entitled pursuant to Section 10.12 and (ii) nothing herein shall limit the rights of any party under any of the Company Leases or Consulting Agreements or in respect of a breach of any of the provisions thereof, which rights shall not be subject to or limited by this Article IX. Indemnitee(s) claims for Damages shall be satisfied first from the amounts held pursuant to the Escrow Agreement and second by Indemnitor and may, at Buyer’s option, be set off against any amounts owing to Mr. DeLay or a Related Party by the Company or Buyer after the Closing under the Consulting Agreement or New Leases to the extent such escrowed funds are not available or sufficient. Indemnitor’s liability shall be reduced hereunder to the extent insurance proceeds are collected for the Damages incurred.

(f) An Indemnitee’s right to indemnification hereunder or other remedies based on any representation, warranty, covenant or obligation of another party contained in or made pursuant to this Agreement shall not be affected or limited by any investigation conducted by Buyer or any of its representatives at any time prior to or after the Effective Time.

(g) For avoidance of doubt, Mr. Michael Scalf shall have no obligation to provide indemnity under this Agreement except for any interest he may have in disbursements made to Indemnitee(s) from the Escrow Account.

9.05 Company Liabilities and Release. Following the Closing, Company shall not have any Liability to any Shareholder or Real Estate Seller as a result of any inaccuracy or misrepresentation made by any the Company, any Shareholder or Real Estate Seller contained in any Transaction Agreement, any schedule thereto, or in connection with the transactions contemplated therein, or any other matter subject to indemnification by any Shareholder or Real Estate Seller pursuant to this Article IX, and no Shareholder or Real Estate Seller shall have any right of indemnification or contribution against Company on account of any event or condition occurring or existing prior to or on the Closing Date. In furtherance of the foregoing, effective as of the Closing, each of the Shareholders and Real Estate Seller, both severally and jointly, on behalf of itself, its Affiliates and their respective successors, representatives, agents and assigns (collectively, the “Releasing Parties”), does hereby fully and forever irrevocably and unconditionally waive, release and discharge each of Buyer and the Company, its officers and directors from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, whether known or unknown, whether vicarious, derivative, or direct, or whether fixed, contingent or liquidated, which any such Shareholder or Real Estate Seller now has, has had, or may hereafter claim to have (i) against Company or its officers or directors by reason of any matter, act, omission, cause, or event that has occurred up to the Effective Time or (ii) with respect to the allocation, adequacy, manner, timing and terms and conditions of payment of the Equity Purchase Consideration or the Real Estate Purchase Consideration or the selection of individuals to participate in the Consulting Agreements. Each of the Shareholders and the Real Estate Seller agree to indemnify, defend and hold harmless the Indemnitees from, against and in respect of any and all Damages arising out of or as a result of any Proceedings instituted related to the allocation, adequacy, manner, timing and terms and conditions of payment of the Equity Purchase Consideration or the Real Estate Purchase Consideration. The foregoing shall not constitute a release of claims with respect to payment of any portion of the Equity Purchase Consideration or the Real Estate Purchase Consideration to which Agent or Real Estate Seller is expressly entitled pursuant to the terms and conditions of this Agreement.

ARTICLE X

MISCELLANEOUS

10.01 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given: (i) if personally delivered, when so delivered; (ii) if mailed, five (5) Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (iii) if given by facsimile or e-mail during normal business hours on a Business Day, once such notice or other communication is transmitted to the facsimile number or e-mail address specified below, provided that (A) in the case of a facsimile, the sending facsimile generates a transmission report showing successful completion of such transaction, (B) if such facsimile or e-mail is sent after 5:00 p.m. local time at the location of the receiving facsimile or e-mail recipient, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day and (C) in the case of an e-mail, a copy of the e-mail is also sent as provided in clause (iv) within two (2) Business Days thereafter; or (iv) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery. All notices, requests, demands, claims and other communications hereunder shall be delivered to the addresses set forth below:

To any Sherman-Dixie Party (including, until the Closing, the Company), in care of the Agent:

William T. DeLay

115 Lynwood Terrance

Nashville, TN 37205

Facsimile: (615) 354-6103

with a copy to:

Butler Snow LLP

The Pinnacle at Symphony Place, Suite 1600

150 3rd Avenue South

Nashville, TN 37201

Facsimile: (615) 651-6701

E-mail: robert.holland@butlersnow.com

Attn: Robert M. Holland, Esq.

If to Buyer (or following the Closing, to the Company):

Forterra Pipe & Precast, LLC

511 E. John Carpenter Freeway, Suite 600

Irving, TX 75062

Facsimile: (469) 586-1414

E-mail: lori.browne@forterrabp.com

Attn: General Counsel

with a copy to:

Baker Botts L.L.P.

2001 Ross Avenue, Suite 600

Dallas, TX 75201

Facsimile: (214) 661-4497

E-mail: samantha.crispin@bakerbotts.com

Attn: Samantha Crispin

Any Person entitled to notice may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. All notices, requests, demands, claims and other communications given to the Agent in accordance herewith shall be deemed given to all Sherman-Dixie Parties (except, following the Closing, to the Company).

10.02 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver signed by the Agent shall be binding on all Sherman-Dixie Parties.

(b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.03 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided that any such costs and expenses incurred by Company and not paid at or prior to the Closing shall be either (i) paid by the Shareholders or (ii) reflected as Transaction Expenses for purposes of calculating the Proposed Amounts hereunder. This Section shall survive any termination of this Agreement.

10.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Sherman-Dixie Party may assign or delegate this Agreement or any of its respective rights, interests or obligations hereunder, in whole or in part, by operation of law or otherwise, without the prior written approval of Buyer. Buyer may assign or delegate its rights under this Agreement (including the right to acquire all or any portion of the Shares or the Owned Real Property) to one or more Affiliates of Buyer or to any purchaser of all or substantially all or any substantial part of Buyer’s business or a specific line of Buyer’s business (by merger, sale or assets or otherwise). Any assignment or delegation in breach of this Section shall be null and void.

10.05 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. Signatures transmitted electronically by portable document format (pdf) file or facsimile shall be binding for all purposes hereof.

10.06 Entire Agreement. This Agreement (including the Schedules referred to herein that are hereby incorporated by reference) and the other Transaction Agreements (including any certificate delivered pursuant to any of the foregoing) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and communications, both written and oral, between the parties with respect to the subject matter of this Agreement, including, that certain letter of intent, dated December 22, 2015, between Buyer and Company.

10.07 Severability. If any term or other provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by an arbitral tribunal or court of competent jurisdiction to be invalid, illegal, void or unenforceable by any rule of Applicable Law or public policy, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect if, but only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended. Upon such determination that any term or other provision is invalid, illegal, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.08 Construction. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. All representations, warranties and covenants of the parties contained herein and the right to assert claims in respect of any breach thereof shall survive the Closing, and any investigation heretofore or hereafter conducted or knowledge obtained by or on behalf of the party entitled to benefit thereof, and shall remain in full force and effect thereafter. A disclosure on one Schedule or in reference to a specific section or subsection of this Agreement shall be deemed disclosed for purposes of the information to be disclosed on any other Schedule or in reference to any other section or subsection of this Agreement to the extent that it is reasonably and readily apparent from a reading of the information disclosed on the face of such Schedule that such information is applicable to such other Schedule or other section or subsection of this Agreement, notwithstanding the absence of a specific cross-reference. Matters reflected on any Schedule are not necessarily limited to matters required by this Agreement to be set forth in such Schedule. Any additional non-required matters set forth in any Schedule are set forth for informational purposes, and it should not be implied that no other such non-required matters of a similar nature do or do not exist. The inclusion of any information in any Schedule in reference to a representation, warranty, or covenant in this Agreement that includes a material adverse effect, materiality, or other similar qualifier shall not be deemed to be an admission or representation as to the materiality of the included information. The Schedules referenced herein and the information included in such Schedules are intended to qualify and limit the specific representations, warranties, and covenants of contained in this Agreement to the extent, but only to the extent, provided by this Agreement. The inclusion of certain information in any Schedule shall not imply any representation, warranty, or covenant not expressly made or given in this Agreement. The information provided in the Schedules referenced in this Agreement is being provided solely for the purpose of making required disclosures under this Agreement. In disclosing information in such Schedules, none of the Sherman-Dixie Parties waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the information disclosed. Each party having participated in the negotiation and preparation of this Agreement and having been represented by counsel of its choosing, there shall be no presumption that any ambiguities herein be construed against any particular party. The relationship of the parties hereunder shall be that of independent contractors, and not of fiduciaries, joint venturers, partners or agents. Except as set forth in Section 9.04(d) or elsewhere in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. References to Sections or Schedules, refer to Sections of, or Schedules to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference in this Agreement to gender shall include all genders including the neuter, and words imparting the singular number only shall include the plural and vice versa. References to “Sherman-Dixie Parties” shall be construed to refer to any one or more of the Sherman-Dixie Parties. Statements in this Agreement that any Sherman-Dixie Party has delivered copies of documents to Buyer shall mean that such Sherman-Dixie Party has delivered true, correct and complete copies of such documents.

10.09 Third Party Beneficiaries. Except with respect to indemnification of the Indemnitees, no provision of this Agreement, express or implied, shall be deemed to create any third party beneficiary rights in any Person, including any employee or former employee of Company or any beneficiary or dependent thereof.

10.10 Governing Law. This Agreement and the other Transaction Agreements and all disputes or controversies arising out of or relating to this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby (whether in contract, tort, equity or otherwise) shall be construed in accordance with and governed by the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such dispute or controversy), without reference to its principles of choice or conflict of laws, unless, with respect to any Transaction Agreement, expressly provided otherwise in such Transaction Agreement.

10.11 Arbitration.

(a) Except to the extent provided otherwise in Section 3.03 or Section 7.02(d) of this Agreement, all disputes arising directly or indirectly out of this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby (whether in contract, tort, equity or otherwise), including the performance or non-performance of a party or the meaning or construction of any provisions (“Disputes”), shall be finally settled by binding confidential arbitration proceedings in accordance with the Expedited Arbitration Procedures of Judicial Arbitration & Mediation Services, Inc. (“JAMS”), as set forth in Section 16.1 et seq. of the JAMS rules, or any successor provisions thereto, as follows: Any party aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute 20 days after the giving of such notice may, upon 10 days’ notice to the other party, be submitted to JAMS arbitration conducted before a single neutral arbitrator in Dallas, Texas; provided, however, that if the dispute involves claims of greater than Three Million Dollars ($3,000,000), the JAMS arbitration shall be conducted before a panel of three arbitrators. With respect to disputes before a single arbitrator, the arbitrator shall be familiar with the concrete pipe and pre-cast industry or the building materials and construction industry and the manufacture and sale of the Products and shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS. With respect to disputes before a panel of three (3) arbitrators, the Buyer and the Seller shall each appoint one arbitrator (the “Party-Appointed Arbitrators”) and the Party-Appointed Arbitrators shall appoint the third and presiding arbitrator within 14 days of the appointment of the second arbitrator; provided that any arbitrator not timely appointed herein shall be appointed by JAMS upon the written demand of any party to the dispute. The arbitrator(s) may enter a default decision against any party who fails to participate in the arbitration proceedings.

(b) The decision of the arbitrator(s) on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator(s) shall only be authorized to interpret the provisions of this Agreement, and shall not amend, change or add to any such provisions. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted under Section 10.11(e). In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c) Except as otherwise provided in this Agreement or by applicable law, the arbitrator(s) will be authorized to apportion its (or their) fees and expenses as the arbitrator(s) deems appropriate and the arbitrator(s) will be authorized to award the prevailing party its fees and expenses (including attorneys’ fees). In the absence of any such apportionment or award, each party will bear its own expenses and the fees of its own attorney.

(d) The parties and the arbitrator(s) will keep confidential, and will not disclose to any person, except the parties’ advisors and legal representatives, or as may be required by Applicable Law, the existence of any controversy under this Section 10.11 the referral of any such controversy to arbitration or the status or resolution thereof.

(e) The parties may seek any interim or conservatory relief, including an injunction or injunctions to prevent breaches of this Agreement in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over any such action or proceeding, such action or proceeding shall be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. The application of a party to an above-mentioned judicial authority for such measures or for the implementation of any such measures ordered by an arbitral tribunal shall not be deemed to be an infringement or a waiver of this Section 10.11 and shall not affect the relevant powers reserved to the arbitral tribunal.

10.12 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties do not perform the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions and that any nonperformance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.11(e), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

10.13 Agent. William “Pete” DeLay (the “Agent”) is hereby appointed as agent and attorney-in-fact for each of the Shareholders and Real Estate Seller, to act as the Agent for the Real Estate Seller and Shareholders, under each Transaction Agreement, and to give and receive notices and communications, to waive or amend any provision of any Transaction Agreement, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, claims for indemnification or other disputes that may arise under this Agreement or any Transaction Agreement, to authorize delivery to any Indemnitee of any payment hereunder, to execute on behalf of such Shareholder and Real Estate Seller, any settlement agreement, release or other document with respect to any claim for indemnification or other dispute hereunder or under any Transaction Agreement, to receive payment of the Equity Purchase Consideration and the Real Estate Purchase Consideration and to take all actions necessary or appropriate in the judgment of the Agent for the accomplishment of the foregoing. Agent is exclusively authorized to act on behalf of each Shareholder and Real Estate Seller under this Agreement or any Transaction Agreement, notwithstanding any dispute or disagreement among any Shareholders and/or Real Estate Seller, and Buyer shall be entitled to rely conclusively on any and all instructions, decisions or actions taken by Agent under this Agreement or any Transaction Agreement without any liability to or obligation to inquire of any Shareholder or Real Estate Seller. Notices or communications to or from the Agent hereunder shall constitute notice to or from each of the Shareholders and Real Estate Seller. Each of the Shareholders and Real Estate Seller hereby agree that the appointment of the Agent pursuant to this Section 10.13 shall be irrevocable except as otherwise provided herein or by non-waivable provisions of Applicable Law. Any decision, act, consent or instruction of the Agent relating to any Transaction Agreement shall constitute a decision of all of the Shareholders and Real Estate Seller and shall be final, binding and conclusive upon each of the Shareholders and Real Estate Seller, and Buyer may rely upon any such written decision, consent or instruction of the Agent as being the decision, consent or instruction of each and every Shareholder and Real Estate Seller, as applicable. Buyer and the other Indemnitees are hereby released and relieved from any liability to any Person for any acts done by them in accordance with such decision, consent or instruction of the Agent.

10.14 Section 1031 Exchange. The Sherman-Dixie Parties and Buyer agree that Real Estate Seller and Buyer may elect to sell/acquire all or a portion of the Owned Real Property in connection with a tax-deferred exchange under Section 1031 of the Code and the Treasury Regulations promulgated thereunder (a “Like-Kind Exchange”). Provided the other party incurs no costs or liabilities thereby, and that the requesting party provides timely notice to the other party, the other party agrees to take such steps as the party desiring to complete such a Like-Kind Exchange may reasonably request as required to enable it to complete a Like-Kind Exchange including, without limitation, (i) if Buyer is the requesting party, the Real Estate Seller agrees to accept payment of all or a portion of the Real Estate Purchase Consideration from a Qualified Intermediary (a “QI”) in accordance with Treasury Regulations Section 1.1031(k)-1(g)(4), and (ii) if the Real Estate Seller is the requesting party, Buyer agrees to accept title to the Owned Real Property from a QI in accordance with Treasury Regulations Section 1.1031(k)-1(g)(4). In no event, however, shall Buyer or the Real Estate Seller be obligated to acquire title to any other property whether by deed or contract right, for the benefit of the other party or its assignee. The Sherman-Dixie Parties and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release either the Sherman-Dixie Parties or Buyer from, or expand, any of their respective liabilities and obligations to each other under this Agreement. The party requesting a Like-Kind Exchange shall (1) be responsible for the arrangement of the structure for the exchange, compliance with time limits on Like-Kind Exchanges, the preparation of appropriate documents to complete the transaction and all additional costs directly related to structuring the transaction as a Like-Kind Exchange, and (2) defend, indemnify and hold the other party free and harmless from all Damages arising out of or in connection any Like-Kind Exchange transaction attempted by the requesting party pursuant to this paragraph.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER:

FORTERRA PIPE & PRECAST, LLC

By:	/s/ Jeff Bradley
Name: Jeff Bradley
Title: President & CEO

SHERMAN-DIXIE PARTIES:

SHERMAN-DIXIE CONCRETE INDUSTRIES, INC.

By:	/s/ William T. “Pete” DeLay
Name: William T. “Pete” DeLay
Title: President

SHAREHOLDERS:

By:	/s/ William T. “Pete” DeLay
William T. “Pete” DeLay

By:	/s/ Katherine H. DeLay
Katherine H. DeLay

By:	/s/ Michael Scalf
Michael Scalf

REAL ESTATE SELLER:

PKD PARTNERSHIP

By:	/s/ William T. “Pete” DeLay
Name: William T. “Pete” DeLay
Title: President/Partner

THE AGENT:

/s/ William T. “Pete” DeLay
William T. “Pete” DeLay, in his capacity as the Agent

[Signature Page to Purchase Agreement]

Exhibit A

Shareholders of Company

Shareholder	Pro Rata Portion
William T. DeLay	83.734%
Katherine DeLay	13.309%
Michael Scalf	2.957%

Exhibit B

Working Capital Principles

[see attached]

Target
Accounts:	Net Working Capital
—
ACCOUNTS REC-TRADE	7,429,590.31
INVENTORY-FINISHED GOODS	9,615,387.36
INVENTORY-RAW MATERIALS	1,113,960.29
INVENTORY-PRICING ALLOWANCE	(400,000.00)
PREPAID INSURANCE	46,110.82
OTHER PREPAID EXPENSES	82,073.27

Current Assets	17,887,122.06
TRADE PAYABLES	(2,091,204.81)
PURCHASES CLEARING	(10,000.97)
PREPAID INVENTORY NOT SHIPPED	(56,913.64)
SALES TAX COLLECTED	(233,645.78)
BCBS HEALTH INS	3,808.46
ADDITIONAL LIFE INS	54.83
PROTECTIVE DENTAL INS	(686.24)
VOLUNTARY SHORT TERM DISABILITY INS	212.47
CREDIT UNION WITHHELD	(14.58)
UNIFORM EXP WITHHELD	534.60
ACCRUED WAGES	(401,099.76)
ACCRUED WORKERS COMPENSATION INS	86,712.77
ACCRUED PROPERTY TAXES	(102,911.56)
ACCRUED ROYALTIES	(731.99)
ACCRUED FEDERAL INCOME TAX	0.00
ACCRUED STATE F&E TAX	(18,840.32)

Current Liabilities	(2,824,727.78)

Net Working Capital	15,062,394.28

Exhibit C

New Leases

3950 Cromwell Road

Chattanooga, TN 37422

9415 Highway 157

Cullman, AL 35057

310 Steel Drive

Elizabethtown, KY 42701

1213 Stanley Avenue

Evansville, IN 47711

3700 Industrial Park Drive

Lenoir City, TN 37771-3202

Exhibit D

Forms of Special Warranty Deed

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED (the “Deed”) is made and entered into on this             day of January, 2016, by: [i] PKD PARTNERSHIP, a Tennessee general partnership having [            ] and [            ] as its sole general partners and having an address of 115 Lynwood Terrace, Nashville, Tennessee 37205 (the “Grantor”); in favor of [ii] SHERMAN-DIXIE CONCRETE INDUSTRIES, INC., a Tennessee corporation having an address of 200 42nd Avenue North Nashville, Tennessee 37209 (the “Grantee”).

WITNESSETH:

For a total consideration of FOUR MILLION TWO HUNDRED EIGHTY THOUSAND AND NO/100 DOLLARS ($4,280,000.00), the receipt and sufficiency of which are acknowledged, Grantor BARGAINS, SELLS, GRANTS, TRANSFERS, ASSIGNS AND CONVEYS unto the Grantee, IN FEE SIMPLE, WITH COVENANT OF SPECIAL WARRANTY certain real property in Fayette County, Kentucky, being more particularly described on Exhibit A, attached hereto and made a part hereof, together with all improvements located thereon and all appurtenances, tenements and titles relating thereto (collectively, the “Property”). TO HAVE AND TO HOLD the Property, together with all rights, titles, privileges, members, appurtenances, tenements and improvements thereunto belonging unto Grantee, its successors and assigns, forever.

Grantor further covenants: [a] lawful seisin of the Property; [b] it has not done or suffered to be done anything whereby the Property is or may be encumbered following the date of this Deed; [c] it has the full right, power and authority to convey the Property; [d] it will, for itself and its successors and assigns, forever warrant and defend the Property unto Grantee against the claims and demands of Grantor, and all persons claiming by, through or under Grantor but no further, all with special warranty only and no more; and [e] the Property is free and clear of all liens and encumbrances, except liens for real property taxes and assessments due and payable from and after the date hereof, which have been prorated between the parties, which Grantee hereby assumes and agrees to pay. This conveyance is made subject to all: [i] easements, restrictions and stipulations of record as of the date hereof; and [ii] governmental laws, ordinances and regulations affecting the Property.

For purposes of KRS §382.135, the in-care-of address to which the property tax bill for 2016 should be sent to Grantee is: 200 42nd Avenue North, Nashville, Tennessee 37209.

IN TESTIMONY WHEREOF, witness the signatures of the parties hereto as of the date first written above.

GRANTOR:

PKD PARTNERSHIP, a Tennessee general partnership, by its authorized general partner

By:
Name:
Title:

STATE OF TENNESSEE	)
) SS:
COUNTY OF DAVIDSON	)

The foregoing instrument was subscribed, sworn to and acknowledged before me on             by             , as the authorized general partner of PKD PARTNERSHIP, a Tennessee general partnership, for and on behalf of said general partnership, as Grantor.

My commission expires: .

[AFFIX NOTARIAL SEAL]
Notary Public

CONSIDERATION CERTIFICATE

For purposes of KRS §382.135, Grantor and Grantee hereby certify that the consideration reflected in the Special Warranty Deed to which this Consideration Certificate is attached in the amount of $4,280,000.00 is the true, correct and full consideration paid for the Property conveyed. The Grantee joins in the execution of this Deed below for the expressed purposes of certifying the consideration herein recited.

GRANTOR:

PKD PARTNERSHIP, a Tennessee general partnership, by its authorized general partner

By:
Name:
Title:

STATE OF TENNESSEE	)
) SS:
COUNTY OF DAVIDSON	)

The foregoing instrument was subscribed, sworn to and acknowledged before me on             by             , as the authorized general partner of PKD PARTNERSHIP, a Tennessee general partnership, for and on behalf of said general partnership, as Grantor.

My commission expires: .

[AFFIX NOTARIAL SEAL]
Notary Public

[SIGNATURE AND NOTARY FOR GRANTEE CONTAINED ON FOLLOWING PAGE]

GRANTEE:

SHERMAN-DIXIE CONCRETE INDUSTRIES, INC., a Tennessee corporation

By:
Name:
Title:

STATE OF TENNESSEE	)
) SS:
COUNTY OF DAVIDSON	)

The foregoing instrument was subscribed, sworn to and acknowledged before me on             by             , as the             of SHERMAN-DIXIE CONCRETE INDUSTRIES, INC., a Tennessee corporation, for and on behalf of said corporation, as Grantee.

My commission expires: .

[AFFIX NOTARIAL SEAL]
Notary Public

THIS INSTRUMENT PREPARED BY:

/s/ Jeffrey E. Wallace, Esq.
Jeffrey E. Wallace, Esq.

Wyatt, Tarrant & Combs, LLP

2700 PNC Plaza

500 West Jefferson Street

Louisville, Kentucky 40202

502-562-7589

[TITLE, SURVEY AND OTHER MATTERS

RELATING TO THE PROPERTY HAVE NOT

BEEN REVIEWED BY THE PREPARER]

EXHIBIT A

(Legal Description of the Property)

This Instrument Was Prepared By:
Robert M. Holland, Jr.
Butler Snow LLP
The Pinnacle at Symphony Place
150 3rd Avenue South, Suite 1600
Nashville, TN 37201

Address New Owner(s):	Send Tax Bills to:	Map and Parcel:
Sherman-Dixie Concrete	New Owner	Map:
Industries, Inc.		Parcel:
200 42nd Avenue North
Nashville, TN 37209

SPECIAL WARRANTY DEED

FOR AND IN CONSIDERATION of the sum of Ten and No/100 Dollars ($10.00), cash in hand paid, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, PKD PARTNERSHIP, a Tennessee general partnership, (the “Grantor”), has bargained and sold, and by these presents does hereby transfer and convey unto SHERMAN-DIXIE CONCRETE INDUSTRIES, INC., a Tennessee corporation (the “Grantee”), its successors and assigns, all of Grantor’s right, title and interest in and to that certain land in Davidson County, Tennessee, as more particularly described on Exhibit “A” attached hereto and incorporated herein by reference.

TO HAVE AND TO HOLD the said tract or parcel of land, with the appurtenances, estate, title and interest thereto belonging to the said Grantee and its successors and assigns, forever. And Grantor does covenant with the Grantee that it is lawfully seized and possessed of said land in fee simple and has a good right to convey it and the same is unencumbered, except for those exceptions included on Exhibit “B”, attached hereto and incorporated herein by reference. Grantor does further covenant and bind itself, its successors, and assigns to warrant and forever defend the title to said land to the Grantee, its successors and assigns, against the lawful claims of all persons claiming by, through or under Grantor, but not further or otherwise.

Whenever used, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

WITNESS Grantor’s hand, this             day of January, 2016.

PKD PARTNERSHIP, a Tennessee general partnership

By:
Name:
	Title:	Managing Member

STATE OF TENNESSEE	)
COUNTY OF DAVIDSON	)

Personally appeared before me, the undersigned, a Notary Public,             , with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be             of PKD PARTNERSHIP, the within named bargainor, a Tennessee general partnership, and that he as such             , being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the bargainor by himself as             .

Witness my hand, at office this             day of January, 2016.

Notary Public

My Commission Expires:

[SIGNATURE PAGE FOR SPECIAL WARRANTY DEED]

STATE OF TENNESSEE	)
COUNTY OF DAVIDSON	)

The actual consideration for this transfer, or value of property (whichever is greater) is $3,720,000.00.

Affiant

EXHIBIT A

EXHIBIT B

Permitted Exceptions

[TO BE PROVIDED]